UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.    )
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
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Preliminary Proxy Statement

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Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under § 240.14a-12

TrueCar, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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No fee required.

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Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)
Title of each class of securities to which transaction applies:

(2)
Aggregate number of securities to which transaction applies:

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)
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Total fee paid:

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Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)
Amount Previously Paid:

(2)
Form, Schedule or Registration Statement No.:

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Date Filed:

TrueCar Buy Smarter. Drive Happier.

Proxy Statement and Notice of Annual Meeting of Stockholders

2021

120 Broadway, Suite 200
Santa Monica, California 90401
NOTICE OF 2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 8:30 a.m. Pacific Time on Thursday, May 20, 2021
Dear TrueCar Stockholders:
We are pleased to invite you to attend our 2021 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, to be held on Thursday, May 20, 2021 at 8:30 a.m. Pacific Time. At the Annual Meeting, we will ask you to consider the following proposals as more fully described in the accompanying proxy statement:
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To elect three Class I directors to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;

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To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

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To approve, on an advisory basis, the fiscal year 2020 compensation of our named executive officers; and

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To transact such other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our board of directors has fixed the close of business on March 25, 2021 as the record date for the Annual Meeting. Only stockholders of record as of March 25, 2021 are entitled to notice of and to vote at the Annual Meeting or any postponements or adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.
The Annual Meeting will be a completely virtual meeting of stockholders. All stockholders are cordially invited to attend the Annual Meeting by live webcast. You will not be able to attend the Annual Meeting in person. As described in more detail in the accompanying proxy statement, our board of directors believes that holding a virtual stockholder meeting facilitates attendance, increases participation and communication and offers significant time and cost savings to us and our stockholders and therefore has chosen this over an in-person meeting. To participate, vote or submit questions during the Annual Meeting by live webcast, please visit
www.virtualshareholdermeeting.com/True2021.
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, we are once again pleased to provide our stockholders access to our proxy materials on the Internet at http://materials.proxyvote.com/89785L rather than in paper form. The Notice of Internet Availability, which contains instructions on how to access the proxy materials and our 2020 Annual Report to Stockholders, is first being given or sent on or about April 7, 2021 to our stockholders entitled to vote at the Annual Meeting. Our stockholders will also have the ability to request that a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability.
Your vote is important. Whether or not you plan to attend the Annual Meeting by live webcast, we urge you to submit your vote on the Internet or by telephone or mail to ensure your shares are represented. For specific instructions on how to vote your shares, please refer to the section entitled “General Information” and the instructions on the Notice of Internet Availability. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the virtual meeting and to vote your shares at the virtual meeting. Please vote as soon as possible.
Sincerely,
Michael D. Darrow
President and Chief
Executive Officer
Santa Monica, California
April 7, 2021

TrueCar, Inc.
PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 20, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 20, 2021: This proxy statement, along with the 2020 Annual Report to Stockholders, is available at the following website: http://materials.proxyvote.com/89785L.
By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our Annual Meeting.
The Notice of Internet Availability will also provide instructions on how you may request electronic or paper delivery of future proxy materials. If you choose to receive electronic delivery of future proxy materials, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic or paper delivery will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic delivery, which will (i) allow us to provide you with the information you need in a more timely manner, (ii) reduce printing and mailing documents to you and (iii) conserve natural resources.

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PROXY STATEMENT
GENERAL INFORMATION
Q: Why am I receiving these materials?
A: The board of directors of TrueCar, Inc., which we refer to as the Board, is furnishing this proxy statement to you. It contains information related to our 2021 Annual Meeting of Stockholders, which we refer to as the Annual Meeting, to be held on Thursday, May 20, 2021 beginning at 8:30 a.m. Pacific Time and at any postponements or adjournments thereof. You can attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/True2021, where you will be able to participate, submit questions and vote online. References in this proxy statement to “we,” “us,” “our,” “the Company” or “TrueCar” refer to TrueCar, Inc.
Q: What is included in these materials?
A: These materials include this proxy statement for our Annual Meeting of Stockholders and our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission, or the SEC, on March 5, 2021, which we refer to as the Annual Report. We first made these materials available to you on the Internet on April 7, 2021. Our principal executive offices are located at 120 Broadway, Suite 200, Santa Monica, CA 90401, and our telephone number is (800) 200-2000. We maintain a website at www.TrueCar.com. The information on our website is not a part of this proxy statement.
Q: What matters will stockholders vote on at the Annual Meeting?
A: Stockholders will vote on the following matters at the Annual Meeting:
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to elect Michael Darrow, Barbara Carbone and Erin Lantz as Class I directors to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified;

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to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

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to approve, on an advisory basis, the fiscal year 2020 compensation of our named executive officers; and

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to transact such other business that may properly come before the Annual Meeting or at any adjournment or postponement thereof.

Q: How does the Board recommend that I vote on these proposals?
A: The Board recommends a vote:
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FOR the election of Michael Darrow, Barbara Carbone and Erin Lantz as Class I directors;

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FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

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FOR the approval of the advisory resolution indicating approval of the fiscal 2020 compensation of the Company’s named executive officers.

Q: Who is making this solicitation?
A: The proxy for the Annual Meeting is being solicited by and on behalf of TrueCar by the Board.
Q: Who pays for the proxy solicitation process?
A: TrueCar will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers

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PROXY STATEMENT
and employees may solicit proxies in person or by telephone or electronic communications. None of these individuals will receive any additional or special compensation for doing this, although we may reimburse these individuals for their reasonable out-of-pocket expenses. Further, we may engage a proxy solicitor to assist in the solicitation of proxies and to provide related advice and support depending on a variety of factors, including preliminary voting results.
Q: Who may vote at the Annual Meeting?
A: Stockholders of record as of the close of business on March 25, 2021, which we refer to as the Record Date, are entitled to receive notice of, attend online and vote by live webcast at the Annual Meeting. Each share of our common stock is entitled to one vote on each matter. As of the Record Date, there were 98,635,424 shares of our common stock issued and outstanding, held by 122 holders of record. Each share of our common stock is entitled to one vote on each matter.
Q: Why is TrueCar conducting the Annual Meeting as an exclusively virtual, online meeting?
A: This is the sixth year we have conducted an exclusively virtual annual meeting. Our virtual annual meetings afford each stockholder equivalent or greater rights and opportunities to participate in our annual meetings than they would have at an in-person meeting; for example, the virtual format allows stockholders to communicate with us before and during the meeting so that they can ask questions of our Board or management. At the same time, we believe that holding the Annual Meeting solely on the Internet facilitates stockholder attendance and will increase stockholder participation and communication by enabling each stockholder to interact with us fully and equally, in real time, from any location around the world at no cost. A virtual annual meeting also makes it possible for more stockholders (regardless of the size of their holdings or their resources or physical location) to have direct access to information more quickly while offering us and our stockholders significant time and cost savings. Further, holding the Annual Meeting virtually enables us to comply with applicable governmental restrictions and the recommendations of public health officials occasioned by the coronavirus pandemic. We are aware of members of the investor community who believe that virtual annual meetings do not present sufficient opportunities for stockholders to interact with directors and management. While our stockholders, on the whole, have not expressed concern about our virtual meetings, our Board intends to continue carefully reviewing and considering alternative meeting platforms for future annual meetings.
Q: What is the difference between a stockholder of record and a beneficial owner of shares held in street name?
A: Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record of those shares, and we sent these proxy materials directly to you.
Beneficial Owner of Shares Held in Street Name.   If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the “beneficial owner” of shares held in “street name,” and that organization forwarded these proxy materials to you. The organization holding your account is the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account.
Q: If I am a stockholder of record of TrueCar shares, how do I vote?
A: If you are a stockholder of record, there are four ways to vote:
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On the Internet.   You may vote by proxy on the Internet by following the instructions found on the proxy card.

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By Telephone.   You may vote by proxy by calling the toll free number on the proxy card.

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By Mail.   You may vote by proxy by filling out the proxy card and returning it in the envelope provided.

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PROXY STATEMENT
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During the Meeting. You may vote during the Annual Meeting live on the Internet by following the instructions posted at www.virtualshareholdermeeting.com/True2021.

The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on May 19, 2021.
Q: If I am a beneficial owner of shares held in street name, how do I vote?
A: If you are a beneficial owner of shares held in street name, you should have received from your broker, bank or other nominee instructions on how to vote or instruct the broker to vote your shares, which are generally contained in a “vote instruction form” sent by the broker, bank or other nominee. Please follow their instructions carefully. Street name stockholders may generally vote by one of the following methods:
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On the Internet.   You may vote by proxy on the Internet by following the instructions found on the vote instruction form your broker, bank, trustee or nominee provides you. Additional Instructions can be found at www.virtualshareholdermeeting.com/True2021.

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By Telephone.   You may vote by proxy by calling the toll free number found on the vote instruction form your broker, bank, trustee or nominee provides you.

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By Mail.   You may vote by proxy by filling out the vote instruction form and returning it in the envelope your broker, bank, trustee or nominee provides you.

Q: If I submit a proxy, how will it be voted?
A: If you submit proxies that are properly dated, executed and returned, we will vote the shares represented by them at the Annual Meeting in accordance with your instructions. If the proxies do not contain specific instructions, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described below under “Can I change my vote or revoke my proxy?”
Q: What should I do if I get more than one proxy or voting instruction card?
A: Stockholders may receive more than one set of voting materials, including multiple copies of these proxy materials and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account may receive separate sets of proxy materials for each brokerage account in which they hold shares. Stockholders of record whose shares are registered in more than one name will receive more than one set of proxy materials. You should vote all of the proxy cards and in accordance with all of the voting instruction cards you receive relating to our Annual Meeting to ensure that all of your shares are counted.
Q: Can I change my vote or revoke my proxy?
A: You may change your vote or revoke your proxy at any time before the vote is taken at the Annual Meeting.
If you are the stockholder of record, you may change your vote by (1) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), (2) providing a written notice of revocation to our Corporate Secretary at TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401 before your shares are voted or (3) attending the virtual Annual Meeting and voting by live webcast. Attending the Annual Meeting by live webcast will not cause your previously granted proxy to be revoked unless you specifically so request or vote by live webcast during the Annual Meeting.
For shares you hold beneficially in street name, you may generally change your vote by submitting new voting instructions to your broker, bank, trustee or nominee following the instructions they provided.

2021 ANNUAL
PROXY STATEMENT
Q: Can I attend the meeting in person?
A: As discussed above, we will be hosting the Annual Meeting exclusively by live webcast. You will not be able to attend the Annual Meeting in person.
Q: How do I participate in the Annual Meeting on the Internet?
A: Any stockholder may listen to the Annual Meeting and participate by live webcast at www.virtualshareholdermeeting.com/True2021. The webcast will begin at 8:30 a.m. Pacific time on May 20, 2021, and stockholders may vote and submit questions during the Annual Meeting by live webcast. To enter the meeting, please have available your 12-digit control number (which can be found on your Notice of Internet Availability or, if you received a printed copy of the proxy materials, your proxy card). If you do not have your 12-digit control number, you will be able to listen to the meeting only. You will not be able to vote or submit questions during the meeting. Instructions on how to connect to and participate in the Annual Meeting on the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/True2021.
Q: How many shares must be present or represented to conduct business at the Annual Meeting?
A: At the Annual Meeting, the presence virtually or by proxy of a majority of the aggregate voting power of the stock issued, outstanding and entitled to vote at the Annual Meeting is required for the Annual Meeting to proceed. If you have returned valid proxy instructions or attend the Annual Meeting by live webcast, your shares will be counted in determining whether there is a quorum, even if you wish to abstain from voting on some or all of the matters before the meeting.
Q: What is the voting requirement to approve each of the proposals?
A: With respect to Proposal One, the election of our directors, each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Accordingly, the three nominees receiving the highest number of affirmative votes will be elected as Class I directors to serve until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified. Abstentions and broker non-votes will have no effect on the outcome of the vote.
For Proposal Two, the ratification of the appointment of our independent registered public accounting firm, and Proposal Three, the advisory vote to approve named executive officer compensation, the affirmative vote of a majority of shares present virtually or represented by proxy and entitled to vote on the proposal is required to approve the proposal. Abstentions are treated as shares present and entitled to vote for purposes of such proposals and, therefore, will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.
Q: What are broker non-votes?
A: Broker non-votes are shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients. If your broker holds your shares in its name and you do not instruct your broker how to vote, your broker will nevertheless have discretion to vote your shares on our sole “routine” matter — Proposal Two, the ratification of the appointment of our independent registered public accounting firm. Your broker will not have discretion to vote on Proposals One or Three.
Q: Who will tabulate the votes?
A: A representative of the Carideo Group will serve as the Inspector of Election and will tabulate the votes at the Annual Meeting.
Q: What is the deadline to propose actions for consideration at next year’s annual meeting or to nominate individuals to serve as directors?
A: Stockholder Proposals:   Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals in writing to our Corporate

2021 ANNUAL
PROXY STATEMENT
Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting, our Corporate Secretary must receive the written proposal at our principal executive offices no later than December 8, 2021. If we hold our 2022 annual meeting more than 30 days before or after May 20, 2022 (the one-year anniversary date of the Annual Meeting), we will disclose the new deadline by which stockholder proposals must be received to be considered for inclusion in our proxy statement for that annual meeting under Item 5 of Part II of our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably determined to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.
Stockholder proposals should be addressed to:
TrueCar, Inc.
Attn: Corporate Secretary
120 Broadway, Suite 200
Santa Monica, California 90401
Our amended and restated bylaws, which we refer to as our Bylaws, also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (1) described in our proxy materials for the meeting, (2) brought by or at the direction of our Board or (3) brought by a stockholder of record (both when the stockholder provides proper written notice of the proposal and on the record date for the annual meeting) who has timely complied with the notice procedures set forth in our Bylaws. In addition, for business to be properly brought before an annual meeting by a stockholder, it must be a proper matter for stockholder action under our Bylaws and applicable law. To be timely for our 2022 annual meeting, our Corporate Secretary must receive the written notice at our principal executive offices:
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not earlier than the close of business on January 20, 2022, and

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not later than the end of the day on February 19, 2022.

If we hold our 2022 annual meeting more than 30 days before or more than 60 days after May 20, 2022 (the one-year anniversary date of the Annual Meeting), then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received by our Corporate Secretary at our principal executive offices:
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not earlier than the close of business on the 120th day before the annual meeting, and

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not later than the close of business on the later of  (i) the 90th day before the annual meeting and (ii) the tenth day after the first public announcement of the date of the annual meeting.

To be in proper written form, a stockholder’s notice to the Corporate Secretary must set forth as to each matter of business the stockholder intends to bring before the annual meeting (1) a brief description of the business and the reasons for conducting the business at the annual meeting, (2) the name and address of the stockholder and any associated person proposing the business, (3) the class and number of shares of our common stock held of record or beneficially owned by the stockholder and any associated person, (4) whether and the extent to which the stockholder and any associated persons have entered into any hedging or other transaction or series of transactions or any person has done so on their behalf with respect to any of our securities, and a description of any other similar agreement, arrangement or understanding, (5) any material interest of the stockholder and any associated person in the business and (6) a statement whether the stockholder or any associated person will deliver a proxy statement and form of proxy to stockholders. In addition, to be in proper written form, a stockholder’s notice to the Corporate Secretary must be supplemented not later than five days after the record date to disclose the information contained in clauses (3) and (4) in this paragraph as of the record date. A stockholder’s “associated person” is (A) any person controlling, directly or indirectly, or acting in concert with, the stockholder, (B) any beneficial owner of shares of our stock the stockholder owns of record or beneficially and on whose behalf the proposal or nomination, as the case may be, is being made or (C) any person controlling, controlled by or under common control with any person referred to in the preceding clauses (A) and (B).
Nomination of Director Candidates:   In addition, our Bylaws permit certain stockholders to nominate directors for election at an annual meeting. To be eligible, a stockholder must be a stockholder of record as of the date notice of the annual meeting is given and as of the record date for the annual meeting.

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PROXY STATEMENT
To be in proper written form, a stockholder’s notice to the Company’s Corporate Secretary must set forth, as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the class and number of shares of the Company the nominee holds of record or owns beneficially and any derivative positions he or she holds of record or beneficially, (4) whether and the extent to which the nominee has entered into any hedging or other transaction or series of transactions with respect to any of our securities or any person has done so on his or her behalf, and a description of any other similar agreement, arrangement or understanding, the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of, the nominee, (5) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons pursuant to which the nominations were made, (6) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law to the Company and its stockholders and (7) any other information relating to the nominee that would be required to be disclosed about the nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). As to the stockholder giving notice of the director nomination, the notice must also include the information about the stockholder and any associated person described above in clauses (2) through (6) of the last paragraph under “Stockholder Proposals” above, and supplemented following the record date in the manner referred to in that paragraph. In addition, the stockholder must give timely notice to our Corporate Secretary under our Bylaws, which, in general, require that our Corporate Secretary receive the notice within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement. The charter of the nominating and corporate governance committee of the Board requires the committee to consider nominations of director candidates validly made by our stockholders in accordance with the provisions of our Bylaws.
Additionally, as described in more detail under “Executive Officers, Directors and Corporate Governance — Board Committees — Nominating and Corporate Governance Committee,” our nominating and corporate governance committee will consider certain nominations made by stockholders holding at least one percent of the fully diluted capitalization of TrueCar continuously for at least 12 months.
Q: I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
A: The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports for two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process is commonly referred to as “householding.”
Brokers with account holders who are TrueCar stockholders may be householding our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or you notify your broker or TrueCar that you no longer wish to participate in householding.
If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, you may (1) notify your broker, (2) direct your written request to: Investor Relations, TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401 or (3) contact our Investor Relations department by email at investors@truecar.com or by phone at (800) 200-2000, extension 8771. Stockholders who currently receive multiple copies of the proxy statement or Annual Report at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

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PROXY STATEMENT
Q: What if I have questions about lost stock certificates or need to change my mailing address?
A: You may contact our transfer agent, Computershare Trust Company, N.A., by telephone at (877) 373-6374 (in the United States) or (781) 575-2879 (outside the United States) or by email at web.queries@computershare.com if you have lost your stock certificate or need to change your mailing address.

2021 ANNUAL
PROXY STATEMENT
EXECUTIVE OFFICERS, DIRECTORS AND CORPORATE
GOVERNANCE
Executive Officers and Directors
The following table sets forth the names, ages and positions of our executive officers and directors as of March 31, 2021:
Name	Age	Position
Executive Officers
Michael D. Darrow	63	President and Chief Executive Officer, and a Director
Jantoon E. Reigersman	39	Chief Financial Officer
Simon E. Smith	51	Executive Vice President of Dealer Solutions
Jeffrey J. Swart	53	Executive Vice President, General Counsel and Secretary
Non-Employee Directors
Robert E. Buce	72	Director
Barbara A. Carbone	62	Director
Christopher W. Claus	60	Director and Chairman of the Board
Erin N. Lantz	41	Director
Philip G.J. McKoy	48	Director
John W. Mendel	66	Director
Wesley A. Nichols	56	Director

2021 ANNUAL
PROXY STATEMENT
Executive Officers
Michael D. Darrow has served as our President, Chief Executive Officer and a member of our Board since March 2020. From November 2017 until March 2020, he served as our Executive Vice President of Partner and OEM Development and served as our Executive Vice President of OEM Development from March 2017 to November 2017. Mr. Darrow has also served as the President of our subsidiary, ALG, Inc., since January 2018. From June 2016 until he joined us, Mr. Darrow was an Automotive Industry Consultant for Inventory Command Center LLC, before which Mr. Darrow served in numerous roles at Edmunds.com Inc. from July 2000 to August 2014, including as Chief Executive Officer of Edmunds Data Services, Executive Vice President of Sales and Chief Sales Officer. Mr. Darrow holds a B.S. in Economics from Allegheny University.
We believe that Mr. Darrow is qualified to serve as a member of our Board because of his substantial industry, operational and business strategy expertise, developed over more than 20 years of service in the online automotive industry, and his working relationships with many key customers, partners and industry participants.
Jantoon E. Reigersman has served as our Chief Financial Officer since January 2021. From December 2017 to May 2020, he served as the Chief Financial Officer of Leaf Group, Ltd., a diversified Internet, media and e-commerce company. Before that, Mr. Reigersman served as Chief Financial Officer of Ogin, Inc., a clean technology company, from January 2014 until joining Leaf. Mr. Reigersman holds an M.S. and a B.S. in International Business Administration from the Rotterdam School of Management at Erasmus University, a Masters in International Management from the École des Hautes Études Commerciales de Paris and is a graduate of the General Management Program at the Harvard Business School.
Simon E. Smith served as our Executive Vice President of Dealer Solutions from June 2019 until April 2021. From July 2015 until June 2019, he served as our Senior Vice President of Dealer Development, and as our Vice President of Trade Operations from July 2012 until July 2015. Before joining us, Mr. Smith was the National Sales Director for AutoNation, Inc., the largest automotive retailer in the United States, and before that he spent eight years at CarsDirect.com, Inc. (now known as Internet Brands, Inc.), an online automotive research portal and car-buying service as Vice President of Sales and Operations, after beginning his career at Mercedes-Benz UK Ltd., the UK subsidiary of Daimler AG, a German multinational automobile manufacturer. Mr. Smith attended the University of Canterbury in New Zealand.
Jeffrey J. Swart has served as our Executive Vice President, General Counsel and Secretary since July 2017. From January 2016 to July 2017, Mr. Swart served as our Senior Vice President, General Counsel and Secretary and he served as our Senior Vice President & Deputy General Counsel from April 2014 until December 2015. From May 1998 until he joined us, Mr. Swart practiced law at the law firm of Alston & Bird LLP, where he was a litigation partner. Before joining Alston & Bird, Mr. Swart served for two years as a law clerk to Judge Edward Carnes of the United States Court of Appeals for the Eleventh Circuit. Mr. Swart has substantial experience in complex commercial litigation. Mr. Swart holds a J.D. from the Emory University School of Law and a B.B.A. from the Goizueta Business School at Emory University.

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Board of Directors
Skills	John Mendel	Barbara Carbone	Robert Buce	Christopher Claus	Erin Lantz	Philip McKoy	Wes Nichols	Mike Darrow
Executive Leadership	•		•	•	•	•	•	•
CEO Experience	•						•	•
CFO Experience			•
CTO/CIO Experience						•
Financial and Audit	•	•	•	•	•
Business Development and Strategy	•	•	•	•	•	•	•	•
Automotive Industry	•		•	•			•	•
Digital Technology			•		•	•	•
Operations	•		•	•	•	•	•	•
Consumer Trends/Futuring	•			•	•	•	•
M&A and Corporate Development		•	•		•		•
Human Capital Management and Compensation	•		•	•
Marketing	•						•
Corporate Governance	•	•	•	•	•		•
Supply Chain & Logistics	•
Risk Assessment and Management	•	•	•		•
Investor Relations	•				•		•
Legal, Regulatory and Public Policy		•			•
International	•	•				•	•
Public Company Board	•	•	•	•	•		•
Robert E. Buce has served as a member of our Board since April 2005. Mr. Buce served as our Executive Vice President and Chief Financial Officer from September 2005 to September 2008. Before joining us, Mr. Buce founded and served as Chief Financial Officer and a senior member of the management team of Build-To-Order, Inc., an automotive company focused on modularized outsourced manufacturing of vehicles. Before Build-To-Order, Mr. Buce held a variety of senior management positions, including Managing Partner, at KPMG LLP, an accounting and advisory firm, and served as Managing Director at BearingPoint, Inc., a related consulting firm. Mr. Buce also served on the board of directors of KPMG LLP from March 1991 to November 1995. Since July 2000, Mr. Buce has served as Chairman of PalisadesHoldings, a sole proprietorship providing independent advisory assistance to a variety of technology services and consumer products and services commercial enterprises. From 2011 to 2013, Mr. Buce served on the board of directors of Intersection Technologies, Inc., the parent company of F&I Express, a

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provider of software and services to the automotive industry. Mr. Buce is a Certified Public Accountant (inactive) in the State of California and a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants. Mr. Buce holds a B.S. in Mechanical Engineering from Lehigh University and an M.B.A. from the Anderson School of Management at the University of California, Los Angeles.
We believe that Mr. Buce is qualified to serve as a member of our Board because of the experience he gained from serving as our Chief Financial Officer, the substantial corporate governance, operational and financial expertise he gained from serving as Managing Partner at KPMG LLP, as Managing Director at BearingPoint and on the boards of directors and boards of advisors of several private companies. As the longest-serving member of our Board, we also value his deep understanding of our business as it has evolved over time.
Barbara A. Carbone has served as a member of our Board since August 2020. From September 2019 through the present, she has served on the KPMG Retired Partners Council. From 1981 through September 2019, she served in a number of accounting- and auditing-related roles at KPMG LLP, a multinational professional services network. She currently serves as a member of the board of directors, and chair of the audit committee, of Side by Side, a community-based, non-profit organization serving at-risk youth and their families, and the Exploratorium, a museum of science, technology and arts in San Francisco. From September 1998 through December 2019, she served as a member of the board of directors, and chair of the audit committee, of the Women’s Business Enterprise National Council, the largest certifier of women-owned businesses in the United States and a leading advocate for women business owners and entrepreneurs, and since January 2021, she has served on the board of directors and the audit and compensation committees of DZS Inc., a provider of telecommunications networking equipment. She has a B.S. in Business Administration (Accountancy) from California State University at Sacramento.
We believe that Ms. Carbone is qualified to serve as a member of our Board because of the substantial financial expertise she gained from her service at KPMG LLP.
Christopher W. Claus has served as a member of our Board since April 2014 and as Chairman of the Board since February 2016. From December 1994 to March 2014, Mr. Claus served in various senior executive roles at the United Services Automobile Association, or USAA, a Fortune 150 diversified financial services company, most recently as Executive Vice President of USAA Enterprise Advice Group and President of USAA Financial Services Group. Previously, he served as the Senior Vice President and then President of USAA Investment Management Company. Mr. Claus also served as USAA’s Vice President of Investment Sales and Service. Before USAA, Mr. Claus was Vice President of Equity Trading and Retirement Plans at Norwest Investment Services, Inc., a venture and growth equity investment firm. In June 2017, Mr. Claus joined the board of directors of Citizens, Inc., a provider of insurance and reinsurance services. Mr. Claus holds a B.A. in Business Administration from the University of Minnesota, Duluth and an M.B.A. from the University of St. Thomas.
We believe that Mr. Claus is qualified to serve as a member of our Board because of his substantial business strategy and corporate development and governance expertise gained as an executive and counselor at several companies in the finance industry.
Erin N. Lantz has served as a member of our Board since November 2016. Ms. Lantz is a technology executive and strategic general manager. Since April 2020, Ms. Lantz has been the Chief Revenue Officer of Ethos, a fintech company specializing in life insurance. Prior to Ethos, she was the Vice President and General Manager of Mortgages at Zillow Group, Inc., an online real estate database company, where she worked from 2010 through October 2019. Just before joining Zillow, Ms. Lantz was Senior Vice President at Bank of America Corporation, a U.S. multinational investment bank and financial services company, where she led the Direct-to-Consumer purchase home loan business. Before entering the mortgage industry, Ms. Lantz worked at the Boston Consulting Group, a global management consulting firm, as an Associate. From September 2016 until August 2018, Ms. Lantz served on the board of directors of Washington Federal, Inc., a bank holding company, and since December 2020, she has served on the board of directors of Shelter Acquisition Corp., a special-purpose acquisition company focused on the property technology industry. Ms. Lantz holds a B.A. in Political Science, Philosophy and Economics from the University of Pennsylvania and an M.B.A. from Harvard Business School.
We believe that Ms. Lantz is qualified to serve as a member of our Board because of her extensive knowledge in finance, consumer behavior, online marketplaces and financial consumer technology.

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Philip G.J. McKoy has served as a member of our Board since October 2018. From June 2020 until the present, Mr. McKoy has served as Executive Vice President for Digital Transformation at United Healthcare Services, Inc., a business of UnitedHealth Group, a diversified health and well-being company, and since October 2020 he has served as interim Chief Executive Officer of RallyHealth, a leading digital health company and a wholly-owned subsidiary of UnitedHealth Group. From July 2016 until June 2020, Mr. McKoy served as the Chief Information Officer of United Healthcare. From January 2016 to June 2016, Mr. McKoy served as Senior Vice President and Chief Information Officer for Global Loyalty Solutions at Aimia Inc., a data-driven marketing and loyalty analytics company, and from July 2014 to December 2015, Mr. McKoy served as Aimia’s Senior Vice President and Chief Information Officer of the U.S. Region. Before joining Aimia, Mr. McKoy served in various roles at Target Corporation, a U.S. department store retailer, including as Vice President of Target.com from November 2011 through January 2014, where he was responsible for leading the customer-facing digital experience. Mr. McKoy has a B.A. in Political Science from Washington and Lee University and an M.A. in International Affairs from the Josef Korbel School of International Studies at the University of Denver.
We believe that Mr. McKoy is qualified to serve as a member of our Board because of his extensive knowledge in information security, technology strategy and digital business operations.
John W. Mendel has served as a member of our Board since May 2017. Mr. Mendel served as the Executive Vice President, Automobile Division, of American Honda Motor Company, the U.S. subsidiary of Honda Motor Company, Ltd., a Japanese multinational automaker, from November 2004 until April 2017. Before Honda, Mr. Mendel worked for Ford Motor Company, a U.S. multinational automaker, from July 1976 until November 2004 in various roles, serving most recently as Chief Operating Officer of Mazda Motor of America, Inc., the U.S. subsidiary of Mazda Motor Corporation, a Japanese multinational automaker and, at the time, a business partner of Ford. Since August 2018, Mr. Mendel has served on the board of directors of LKQ Corporation, a global distributor of vehicle products. Mr. Mendel has a B.A. in Business and Economics from Austin College and an M.B.A. from the Fuqua School of Business at Duke University.
We believe that Mr. Mendel is qualified to serve as a member of our Board because of his substantial corporate development, business strategy and automotive expertise gained as an executive in the automotive industry.
Wesley A. Nichols has served as a member of our Board since November 2016. Since January 2020, Mr. Nichols has been a partner at March Capital, a venture capital firm focused on investing in software companies. Mr. Nichols was the Chief Strategy Officer of Neustar, Inc., a global provider of real-time information services and analytics, from December 2015 until February 2017. Mr. Nichols co-founded MarketShare, LLC, a provider of advanced analytic solutions and software, in 2005 and served as its Chief Executive Officer from January 2005 until its acquisition by Neustar in December 2015. Mr. Nichols served on the board of directors of BJ’s Restaurants, Inc. from December 2013 until June 2018, and on the board of directors of comScore, Inc. from October 2017 until October 2018. Mr. Nichols holds a B.A. in Psychology from Randolph-Macon College and an M.A. in Business Management from Johns Hopkins University.
We believe that Mr. Nichols is qualified to serve as a member of our Board because of his extensive knowledge in analytics, marketing optimization and digital technology.
Board Composition
Our business and affairs are managed under the direction of our Board. The number of directors is fixed by our Board, subject to the terms of our Amended and Restated Certificate of Incorporation, or Charter, and our Amended and Restated Bylaws, or Bylaws, that became effective at the completion of our initial public offering. As of March 31, 2021, our Board consists of eight directors, seven of whom qualify as “independent” under the listing standards of the Nasdaq Stock Market, which we refer to as Nasdaq.
In accordance with our Charter and Bylaws, our Board is divided into three classes with staggered three-year terms. Only one class of directors is elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Our directors are divided among the three classes as follows:

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the Class I directors are Mr. Darrow and Mmes. Carbone and Lantz, and their terms will expire at the Annual Meeting;

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the Class II directors are Messrs. Buce and Nichols, and their terms will expire at the annual meeting of stockholders to be held in 2022; and

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the Class III directors are Messrs. Claus, McKoy and Mendel, and their terms will expire at the annual meeting of stockholders to be held in 2023.

Mr. Darrow and Mmes. Carbone and Lantz are standing for election at the Annual Meeting.
The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control. Under Delaware law, our directors may only be removed for cause by the affirmative vote of the holders of a majority of our outstanding voting stock. Our directors may not be removed by our stockholders without cause.
Any increase or decrease in the number of directors must be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
Board Meetings and Director Communications
During 2020, the Board held 19 meetings. Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during the periods that he or she served in 2020. Directors are also encouraged to attend our annual stockholder meetings absent an unavoidable and irreconcilable conflict. Each member of our Board attended our 2020 annual meeting of stockholders.
Stockholders and other interested parties may communicate with the non-management members of the Board by mail to our principal executive offices addressed to the intended recipient and care of our Corporate Secretary. Our Corporate Secretary will review all incoming stockholder communications (except for mass mailings, product complaints or inquiries, job inquiries, business solicitations and patently offensive or otherwise inappropriate material) and route such communications as appropriate to the Board or an individual director.
Policy Regarding Nominations
Our Board is responsible for identifying and nominating candidates for election to the Board. The Board considers recommendations from directors, stockholders and others, as it deems appropriate. In evaluating director candidates, our Board considers factors such as character, integrity, judgment, diversity, including diversity in terms of gender, race, ethnicity and experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Our Board evaluates these factors, among others, and does not assign any particular weighting or priority to any of these factors. Our Board considers these factors in light of the specific needs of the Board at that time and also considers advice and recommendations from our President and Chief Executive Officer.
We have paid fees to a third party search firm to assist the Board in identifying and evaluating potential candidates for nomination. Search firms retained to assist our Board in seeking candidates for the Board are instructed to seek to include diverse candidates in terms of race and gender.
Director Independence
Our Board reviewed the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board determined that none of Mmes. Carbone or Lantz or Messrs. Buce, Claus, Krafcik, McKoy, Mendel, Nichols or Yadigaroglu has a relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and Nasdaq’s listing standards. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed

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relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. The Board also determined that each of Messrs. Claus, Mendel and Nichols is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act.
Board Committees and Management’s Disclosure Committee
Our Board has an audit committee, a compensation and workforce committee, an executive committee and a nominating and corporate governance committee. The Company also has a standing disclosure committee. The composition and responsibilities of each of the committees of our Board and management’s disclosure committee are described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Each of these committees operates under a written charter adopted by our Board that is available on the Investor Relations section of our website at http://ir.truecar.com/documents-and-charters.
Audit Committee
Our audit committee is currently comprised of Messrs. Buce and Claus and Mmes. Carbone and Lantz. Ms. Carbone joined the audit committee when she joined the Board in August 2020. Mr. Buce serves as the chairperson of the audit committee. Each member of our audit committee meets the requirements for independence of audit committee members under current Nasdaq listing standards and SEC rules and regulations. Each member of our audit committee meets the financial literacy requirements of the current Nasdaq listing standards. In addition, our Board has determined that Mr. Buce qualifies as an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Exchange Act. During 2020, the audit committee held nine meetings. The responsibilities of our audit committee include, among other things:
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selecting and hiring the independent registered public accounting firm to audit our financial statements;

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helping to ensure the independence and performance of the independent registered public accounting firm;

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approving audit and non-audit services and fees;

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reviewing financial statements and discussing with management and the independent registered public accounting firm our annual audited and quarterly financial statements, the results of the independent audit and the quarterly reviews and the reports and certifications regarding internal controls over financial reporting and disclosure controls;

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reviewing and discussing with management and the independent registered public accounting firm our policies with respect to earnings press releases and financial information and earnings guidance provided to the public;

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preparing the audit committee report for inclusion in our annual proxy statement;

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reviewing reports and communications from the independent registered public accounting firm;

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reviewing our compliance with applicable laws and regulations, the adequacy and effectiveness of our legal, regulatory and ethical compliance policies and any material legal or regulatory matters relating to our financial statements, accounting policies or compliance procedures;

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reviewing the adequacy and effectiveness of our internal controls and disclosure controls and procedures;

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reviewing the risks we face, our major financial risk exposures and the steps we have taken to monitor and control those exposures, including our guidelines and policies with respect to risk assessment and management;

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reviewing related-party transactions;

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administering our whistleblower policy setting forth procedures for the receipt, retention and treatment of accounting-related complaints and the confidential submission by our employees of concerns regarding questionable accounting or auditing matters; and

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reviewing and assessing annually the audit committee charter and the committee’s performance.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq’s listing standards.

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Compensation and Workforce Committee
We refer to our compensation and workforce committee as the compensation committee. Our compensation committee is comprised of Messrs. Nichols, Claus and Mendel. Mr. Nichols serves as the chairperson of the compensation committee. The composition of our compensation committee meets the requirements for independence under current Nasdaq listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined by Rule 16b-3 under the Exchange Act. The purpose of our compensation committee is to oversee our compensation policies, plans and benefit programs, significant matters related to our workforce and to discharge the responsibilities of our Board relating to the compensation of our executive officers. During 2020, the compensation committee held nine meetings. The responsibilities of our compensation committee include, among other things:
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overseeing our overall compensation philosophy and compensation policies, plans and benefit programs;

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reviewing and approving our executive officers’ annual base salary, annual and quarterly incentive bonus (including the specific goals and amounts), equity compensation, employment agreements, severance agreements, change in control arrangements and other benefits, compensation or related arrangements;

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reviewing, discussing with management and recommending to the Board our compensation-related disclosures required by the rules and regulations of the SEC, preparing the compensation committee report and overseeing our submissions to stockholders on executive compensation matters;

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reviewing, approving and administering our compensation plans and programs, including our equity compensation plans, our director compensation program, our stock ownership guidelines and clawback policy and our 401(k) plan;

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overseeing our programs and strategies related to talent development, succession planning, talent retention and development and our geographical footprint; and

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reviewing and assessing annually the compensation committee charter and the committee’s performance.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq’s listing standards.
Executive Committee
Our executive committee is comprised of the chairperson of the Board and the chairpersons of each of the committees of the Board. Mr. Claus serves as the chairperson of the executive committee. The executive committee did not hold any meetings during 2020. The purpose of the executive committee is to assist with coordinating the Board’s activities and to be in a position to act expeditiously with the full authority of the Board in the intervals between meetings of the Board, but the executive committee may not:
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adopt, amend or repeal, or recommend that our stockholders adopt, amend or repeal, any portion of our Charter or Bylaws;

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approve or adopt, or recommend to our stockholders, any action expressly required by law to be submitted to the stockholders for approval;

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authorize our execution or delivery of definitive documentation, or make a recommendation to our stockholders on behalf of the Board, with respect to certain material M&A transactions; or

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take any action that applicable law, the Charter, the Bylaws or a resolution of the Board reserves to the Board alone.

The executive committee operates under a written charter.
Nominating and Corporate Governance Committee
We refer to our nominating and corporate governance committee as our nominating committee. The committee is comprised of Messrs. Mendel, McKoy and Nichols and Ms. Lantz. Mr. Mendel serves as the chairperson of the nominating committee. The composition of our nominating committee meets the requirements for independence under

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current Nasdaq listing standards and SEC rules and regulations. During 2020, the nominating committee held four meetings. The responsibilities of our nominating committee include, among other things:
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determining the qualifications, qualities, skills and other expertise required to be a director and recommending appropriate criteria to the Board for its approval;

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identifying, evaluating and making recommendations to our Board regarding nominees for election to our Board and its committees and reviewing and considering any nominations of director candidates validly made by stockholders;

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evaluating and making recommendations to our Board regarding the composition, structure, organization and governance of our Board and its committees;

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developing, adopting, periodically reviewing and overseeing our corporate governance policies, procedures and guidelines, and reviewing, considering and recommending to the Board potential changes to our Charter or Bylaws;

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reviewing any proposals properly submitted by stockholders for action at our annual meeting of stockholders and making recommendations to the Board regarding action to be taken in response to each such proposal;

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reviewing and monitoring compliance with our Code of Business Conduct and Ethics and investigating alleged breaches or violations thereof;

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evaluating the performance and independence of individual directors and nominees; and

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reviewing and assessing annually the nominating committee charter and the committee’s performance.

Our nominating committee believes that candidates for director should have certain minimum qualifications, including the highest professional and personal ethics and values, consistent with our Code of Business Conduct and Ethics, which is posted in the corporate governance section of our investor relations website at www.ir.truecar.com. Candidates should have broad experience and demonstrated excellence in their fields. In addition, candidates for director should have:
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relevant expertise upon which to draw in offering advice and guidance to management and be committed to enhancing stockholder value;

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sufficient time to devote to the affairs of the Company and to carry out their duties; and

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the ability to exercise sound business judgment and provide insight and practical wisdom based on experience.

Each director must represent the interests of all stockholders. Their service on the boards of directors of other public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. The nominating committee retains the right to modify these qualifications from time to time.
The nominating committee reviews candidates for director in the context of the current composition of our Board, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the nominating committee considers the appropriate skills, experience and characteristics for members of the Board, including the appropriate role of diversity and such other factors as it deems appropriate given our current needs and those of our Board, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors, the nominating committee reviews a director’s overall service during his or her term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair his or her independence. The nominating committee also determines whether the Board can determine that the nominee is independent under Nasdaq’s listing standards.
The nominating committee uses a variety of methods for identifying and evaluating nominees for director. The committee periodically assesses the appropriate size of our Board and whether any vacancies on our Board are expected due to retirement or otherwise. Candidates may come to the attention of the nominating committee through current members of our Board, professional search firms, stockholders or other persons. The nominating committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board. The nominating committee meets to discuss and consider

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the candidates’ qualifications and then selects a nominee for recommendation to our Board by majority vote. The nominating committee evaluates these candidates at its meetings, which may take place at any point during the year.
The nominating committee will consider candidates for our Board who meet the minimum qualifications as described above if properly recommended by stockholders holding at least one percent of the fully-diluted capitalization of the Company continuously for at least 12 months before the proposal. Proper recommendations will include the nominee’s name, contact information, biography and qualifications as well as a consent signed by the nominee and a statement from the recommending stockholder in support of the nominee and should be directed to our Corporate Secretary at our principal executive offices.
Our nominating committee operates under a written charter that satisfies the applicable rules of the SEC and Nasdaq’s listing standards.
Disclosure Committee
Our disclosure committee is comprised of Mr. Darrow, our President and Chief Executive Officer; Mr. Reigersman, our Chief Financial Officer; Mr. Swart, our General Counsel and Secretary, and other members of our management team. Messrs. Reigersman and Swart co-chair our disclosure committee. During 2020, the disclosure committee held four meetings, one before the filing of each quarterly and annual report filed in 2020. The responsibilities of our disclosure committee include, among other things:
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assisting our Chief Executive Officer and Chief Financial Officer in fulfilling their responsibility to oversee the accuracy, completeness and timeliness of public disclosure made by the Company;

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designing, adopting, implementing and monitoring appropriate procedures and policies to ensure accurate and timely collection of information for inclusion in our SEC filings; press releases containing financial information, earnings guidance, information about material acquisitions or dispositions or other material information; broadly disseminated correspondence; presentations of financial information or earnings guidance and other presentations to stockholders or the investment community; and disclosures relating to our results of operations and financial position or our securities posted to our website or through social media channels, which we collectively refer to as our Disclosure Statements;

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establishing and reviewing timelines relating to the preparation and filing of our Disclosure Statements;

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establishing policies and procedures to ensure relevant personnel timely report information potentially requiring disclosure;

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participating in discussions and making recommendations to our Chief Executive Officer and Chief Financial Officer regarding decisions relating to the materiality of information and the determination of disclosure obligations with respect to Disclosure Statements;

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establishing responsibility and lines of communication throughout our operations and business units for collecting relevant information on a timely basis, including making periodic inquiries with relevant personnel possessing information potentially requiring disclosure;

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reviewing drafts of our Disclosure Statements, and discussing disclosure matters and our filings to ensure completeness and accuracy of content;

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coordinating, as necessary, the review of our Disclosure Statements with our Chief Executive Officer, Chief Financial Officer, independent accountants, internal auditors, outside legal counsel and the audit committee; and

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periodically reporting to the Chief Financial Officer and to the chairperson of the audit committee on disclosure issues and the committee’s findings regarding the effectiveness of its procedures and policies, including any weaknesses identified therein or in our disclosure controls and procedures generally.

Our disclosure committee operates under a written charter adopted by our Chief Executive Officer and Chief Financial Officer.

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Compensation Committee Interlocks and Insider Participation
No member of our compensation committee has ever been an executive officer or employee of ours. Messrs. Nichols, Claus and Mendel served on our compensation committee throughout 2020. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or compensation committee.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that is applicable to all of our employees, officers and directors, including our President and Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The Code of Business Conduct and Ethics is available on our website at http://ir.truecar.com/documents-and-charters. We intend to disclose on our website any amendments to the code, or any waivers of its requirements.
Board Leadership Structure
Our Board currently believes that we are best served by separating the roles of a Chairman of the Board and Chief Executive Officer. Mr. Darrow, our President and Chief Executive Officer, is the director with the most in-depth understanding of and experience in our industry. Consequently, Mr. Darrow is most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy. Christopher Claus serves as the Chairman of the Board. Independent directors and management have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from both within and outside the automotive industry, while our President and Chief Executive Officer brings company-specific perspective and industry expertise. Our Board believes that separating the roles of Chairman of the Board and Chief Executive Officer is the best leadership structure for us at the current time because it promotes the efficient and effective development and execution of our strategy and facilitates information flow between management and our Board, which are essential to effective governance.
Board’s Role in Risk Oversight
Management, which is responsible for day-to-day risk management, continually monitors the material enterprise risks we face, including strategic risks, operational risks, financial risks, credit risks, liquidity risks and legal and compliance risks.
The Board is responsible for overseeing our identification and management of, as well as planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus (see descriptions of our Board committees’ areas of responsibilities above) to identify, assess and mitigate risks facing the Company. The Board and its committees exercise their risk oversight function by receiving and evaluating reports from management and by making inquiries of management, as appropriate. In addition, the Board and its committees receive reports from our auditors and other consultants, and meet in executive sessions with these outside consultants. Each of our committees provides reports to the full Board, which enhances the Board’s oversight of risk.
Information on Compensation Risk Assessment
Management periodically reviews our incentive compensation programs at all levels within the organization. Employee cash bonuses are based on company-wide and individual performance, and management (with respect to our non-executive employees) and our compensation committee (with respect to our executive officers) have discretion to adjust bonus payouts. Equity awards for new hires are based on the employee’s position, prior experience, qualifications and the market for particular types of talent; and any additional grants are based on employee performance and retention objectives. Equity awards generally have long-term vesting requirements to ensure that recipients’ focus is on our long-term success. The compensation committee reviewed our incentive

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compensation structure during 2020. Based on this review, the compensation committee does not believe that our compensation policies and practices, taken as a whole, create risks that are reasonably likely to have a material adverse impact on us.
Diversity, Equity & Inclusion
TrueCar is committed to cultivating a diverse, equitable and inclusive organization. We believe in the power of diversity to build deeper understanding of our consumers and partners and drive innovation in our products. We stand for inclusion efforts that create a sense of belonging for our employees, consumers and partners. And we recognize opportunities to address inequities through our products and services. Our values guide us in this pursuit — in particular, to be empathetic, optimistic, and empowering.
Employee Demographic Data
TrueCar’s employee population is approximately 63% male, 36% female and 1% did not disclose. Additionally they identify with the following race and ethnicities: 53% White, 18% Asian, 12% did not disclose, 11% Hispanic/Latino, 4% two or more races, 2% Black/African American, 0.5% Native Hawaiian/Other Pacific Islander and 0% American Indian/Alaska Native.
We have historically collected demographic data based on the U.S. Equal Employment Opportunity Commission regulations, and we will continue to provide demographic reporting consistent with these regulations. In addition, we are eager to recognize and celebrate identity in terms that align with how our employees see themselves, including gender identity beyond binary, and allow TrueCar to tell a more complete story about our diversity as a community. We may reflect that commitment in our underlying human resources systems and future reporting.
Progress Made
In 2020, TrueCar seized an opportunity to be clear about our commitment to our employees, consumers and partners. We see Diversity, Equity and Inclusion, or DEI, as a part of our overall ecosystem that positively impacts how we operate at the team, community and business level and chose to take a holistic approach as a part of this commitment. We established our Diversity, Equity and Inclusion Advisory Council with representation from all levels and functions at TrueCar, which reports to the Executive Team. The group is charged with providing organizational accountability, strategic oversight and internal advocacy for our DEI efforts. Additionally, we hired a consulting firm to provide subject matter expertise and support the development of a roadmap that reflects TrueCar’s unique opportunities to make impact on DEI priorities. This work aims to deliver meaningful and sustainable programs that further our commitment as an organization.
Internally, we focused on building a supportive and inclusive environment. We integrated foundational concepts about DEI and psychological safety into our Manager Fundamentals course and rolled out an anonymous reporting platform. We cultivated experiences that focused on building community and connectedness and celebrated the diversity of our employees. We rolled out a corporate employee donation matching program and implemented a paid day to volunteer on a monthly basis to support direct community involvement. We added two women at the top of our organization — Bethany Mach as the Chief Consumer Officer and Barbara Carbone as a member of our Board.
From a business perspective, we leveraged our external brand platform to spotlight and celebrate partners in the industry that are committed to DEI. We amplified the reach of industry organizations that are addressing DEI issues in automotive through sponsorships of organizations like Women of Color Automotive Network (WOCAN) and a Diversity in Automotive Series on CBT News. And we became members of the Association of Inclusive and Multicultural Marketing (AIMM) to educate our team to develop more inclusive marketing capabilities.
Our Path Forward
In 2021, our approach will continue to leverage our values of empathy, optimism and empowerment with heavy emphasis on being inclusive in our methods. We will build on the momentum of the last year to develop a proactive and robust plan that defines our next steps and ensures our success in critical DEI focus areas. We will consider

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how our DEI work intersects at a team, community and business level and continue to elevate our approach as we build this foundation. We will continue to focus on cultivating connectedness and celebrating our employees, while also investing further in employee dialogue and growth. We will launch Employee Resource Groups to serve as a way for identity groups and their allies to build community and support personal and professional development in the work environment. We aim to elevate our awareness of intersectionality and take action to address these issues. Lastly, we are committed to the long game and will continue to learn and evolve to support our vision for a diverse, equitable and inclusive organization.
2020 Non-Employee Director Compensation
The following table presents compensation information for our non-employee directors during the year ended December 31, 2020. Directors who are also our employees receive no additional compensation for service as a director. Compensation paid to Mr. Darrow is discussed in “Executive Compensation.”
Name	Fees Earned ($)	Stock Awards ($)(1)	Total ($)
Robert E. Buce	70,417	149,999	220,416
Barbara Carbone(2)	22,392	299,997	322,389
Christopher W. Claus	92,917	149,999	242,916
John Krafcik(3)	13,750	—	13,750
Erin N. Lantz	65,417	149,999	215,416
Philip G.J. McKoy	55,417	149,999	205,416
John W. Mendel	67,917	149,999	217,916
Wesley A. Nichols	70,417	149,999	220,416
Ion A. Yadigaroglu(4)	—	149,999	149,999

(1)
The amount represent the aggregate grant-date fair value of the restricted stock units, or RSUs, as calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. The assumptions used in calculating the grant-date fair value of the RSUs are set forth in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(2)
Ms. Carbone joined the Board on August 27, 2020.

(3)
Mr. Krafcik resigned from the Board effective March 31, 2020.

(4)
Mr. Yadigaroglu resigned from the Board effective June 10, 2020.

The following table presents the aggregate number of stock awards and the aggregate number of option awards outstanding for each non-employee director as of December 31, 2020:
Name	Outstanding Stock Awards at December 31, 2020(1)	Outstanding Options at December 31, 2020(2)
Robert E. Buce	58,139	155,865
Barbara Carbone	61,037	—
Christopher W. Claus	58,139	97,976
Erin N. Lantz	58,139	62,885
Philip G.J. McKoy	62,603	28,753
John W. Mendel	58,139	37,601
Wesley A. Nichols	58,139	62,885

(1)
Represents unvested RSUs held by a director that were received pursuant to any grant made in connection with his or her service as a director.

2021 ANNUAL
PROXY STATEMENT
(2)
Represents exercisable and unexercisable options held by a director that were received pursuant to any grant made in connection with his or her service as a director.

Outside Director Compensation Policy
Our Board has adopted a policy for the compensation of non-employee directors, or Outside Directors, which we refer to as our Outside Director Compensation Policy. Under the Outside Director Compensation Policy, our Outside Directors receive compensation in the form of equity under the terms of our 2014 Equity Incentive Plan, which we refer to as the 2014 Plan, as described below, and Outside Directors who are not affiliated with a venture capital investor in the Company, or Non-Affiliated Directors, also receive cash compensation for their service.
Our compensation committee regularly reviews and evaluates the Outside Director Compensation Policy in consultation with Semler Brossy Consulting Group, LLC, or Semler Brossy, an independent compensation consulting firm it has retained as described elsewhere in this proxy statement. Semler Brossy provides the compensation committee with competitive data and analysis regarding non-employee director compensation that the compensation committee considers in reviewing our Outside Director Compensation Policy. The compensation committee endeavors to update the Outside Director Compensation Policy such that it provides reasonable compensation to our Outside Directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our Outside Directors.
Initial Award.   Under the Outside Director Compensation Policy, each person who first becomes an Outside Director is granted an award of RSUs with a grant date fair value of  $300,000, which we refer to as an Initial Award. Each Initial Award is automatically granted on the date the recipient first becomes an Outside Director. If a director’s status changes from an employee director to an Outside Director, he or she will not receive an Initial Award.
Except as set forth below, an Initial Award vests in three approximately equal annual installments over three years from the 15th day of the month during which the individual commenced service as an Outside Director, subject to continued service as a director through the applicable vesting dates.
Any RSUs under an Initial Award that are scheduled to vest on or after the date of the third annual meeting following the annual meeting at which the Initial Award is granted, in the case of an Initial Award granted at an annual meeting, or the date of the fourth annual meeting following the grant of the Initial Award, in the case of other Initial Awards, will instead vest on the day before that date.
Barbara Carbone became an Outside Director on August 27, 2020, and she was automatically granted an Initial Award under the Outside Director Compensation Policy.
Annual Award. On the date of each annual meeting, each Outside Director who has served on our Board for at least the preceding six months will be automatically granted an award of RSUs with a grant date fair value of $150,000, which we refer to as an Annual Award. Except as set forth below, the RSUs under an Annual Award will vest on the last day of the month that includes the 12-month anniversary of the date of grant of the Annual Award, subject to continued service as a director through the vesting date.
Any RSUs under an Annual Award that are scheduled to vest on or after the date of the following year’s annual meeting will instead vest on the day before the following year’s annual meeting.
Under the terms of the 2014 Plan, if the service of an Outside Director is terminated on or after a change in control, other than by a voluntary resignation, his or her RSUs will vest fully. Awards granted under our Outside Director Compensation Policy are granted under, and subject to the other terms and conditions of, our 2014 Plan. Our 2014 Plan provides that no Outside Director may be granted, in any fiscal year, stock-settled equity awards with a grant date fair value (determined in accordance with GAAP) of more than $750,000, with this limit increased to $1,500,000 in connection with grants awarded upon his or her initial appointment or election, or cash-settled awards with a grant date fair value of more than $750,000, increased to $1,500,000 in connection with grants awarded upon his or her initial appointment or election.
Cash Compensation. Each Non-Affiliated Director receives an annual retainer of  $55,000 in cash for serving on our Board, or the Annual Fee. In addition to the Annual Fee, a Non-Affiliated Director who serves as chairman of the

2021 ANNUAL
PROXY STATEMENT
Board or lead independent director, as applicable, will be entitled to an additional annual retainer of  $25,000 in cash. From April 1, 2020 through August 31, 2020, Non-Affiliated Directors’ cash compensation was reduced by 20% in solidarity with the reduction in management’s base salary in connection with the uncertainty and disruption occasioned by the coronavirus pandemic.
Non-Affiliated Directors serving as chairperson and members of the committees of our Board are entitled to the annual cash retainers set forth below.
Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	20,000	10,000
Compensation and Workforce Committee	15,000	7,500
Executive Committee	—	—
Nominating and Corporate Governance Committee	10,000	5,000
All cash retainers under the Outside Director Compensation Policy will be paid in quarterly installments to each Non-Affiliated Director that served in the relevant capacity at any point during the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter.

2021 ANNUAL
PROXY STATEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common stock as of February 28, 2021 by:
•
each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially own, subject to community property laws where applicable. In computing the number of shares of our common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of our common stock subject to options or RSUs held by that person that are currently exercisable or exercisable within 60 days of February 28, 2021. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. We have based percentage ownership of our common stock on 98,495,393 shares of our common stock outstanding as of February 28, 2021. Unless otherwise indicated, the address of each beneficial owner listed on the table below is c/o TrueCar, Inc., 120 Broadway, Suite 200, Santa Monica, California 90401.

2021 ANNUAL
PROXY STATEMENT
Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Outstanding
5% Stockholders:
Caledonia (Private) Investments Pty Limited(1)	18,626,859	18.9
PAR Capital(2)	9,418,804	9.6
United Services Automobile Association(3)	9,042,992	9.1
BlackRock, Inc.(4)	8,488,574	8.6
Pacific Sequoia Holdings LLC(5)	6,363,569	6.5
Vanguard Group(6)	5,001,329	5.1
Named Executive Officers and Directors:
Michael D. Darrow(7)	837,641	*
Noel B. Watson(8)	103,783	*
Charles C. Thomas(9)	73,296	*
Kristin M. Slanina(10)	36,612	*
Simon E. Smith(11)	359,725	*
Jeffrey J. Swart(12)	893,577	*
Robert E. Buce(13)	489,725	*
Barbara A. Carbone	—	*
Christopher W. Claus(14)	227,342	*
Erin N. Lantz(15)	114,432	*
Philip G.J. McKoy(16)	56,109	*
John W. Mendel(17)	77,668	*
Wesley A. Nichols(18)	114,432	*
All current executive officers and directors as a group (13 persons)(19)	3,384,342	3.4

*
Represents beneficial ownership of less than 1%.

(1)
Based on the most recently available Schedule 13G/A filed with the SEC on February 14, 2019, Caledonia (Private) Investments Pty Limited (“Caledonia”) held sole voting and dispositive power with respect to all 18,626,859 reported shares. The address for Caledonia is Level 10, 131 Macquarie Street, Sydney, NSW, 2000, Australia.

(2)
Based on the most recently available Schedule 13G/A filed with the SEC on February 16, 2021, PAR Investment Partners, L.P. (“PAR”) beneficially owned and held sole voting and dispositive power with respect to all 9,418,804 reported shares. PAR Group II, L.P. (“PAR LP”), the general partner of PAR, and PAR Capital Management, Inc., the general partner of PAR LP, had sole voting and dispositive power with respect to the shares beneficially owned by PAR. The address for these entities is c/o PAR Capital Management, Inc., 200 Clarendon Street, Floor 48, Boston, Massachusetts 02116.

(3)
Based on the most recently available Schedule 13G/A filed with the SEC on February 13, 2018, supplemented by Company records, the United Services Automobile Association (“USAA”) beneficially owned (i) 8,533,350 shares held of record by USAA and (ii) 509,642 shares issuable to USAA pursuant to a warrant exercisable within 60 days of February 28, 2021. The address for USAA is 9800 Fredericksburg Road, San Antonio, Texas 78288.

(4)
Based on the most recently available Schedule 13G/A filed with the SEC on February 1, 2021, BlackRock, Inc. (“BlackRock”) held sole voting power of 8,208,691 shares and sole dispositive power of 8,488,574 shares. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

2021 ANNUAL
PROXY STATEMENT
(5)
Based upon the most recently available Schedule 13G/A filed with the SEC on January 31, 2019, Pacific Sequoia Holdings LLC (“PSH”) held sole voting and dispositive power with respect to all 6,363,569 reported shares. Jeffrey S. Skoll, the indirect sole member of PSH, had sole authority to direct the voting and disposition of the shares held by PSH. The address for PSH is 250 University Avenue, Palo Alto, California 94301.

(6)
Based on the most recently available Schedule 13G/A filed with the SEC on February 10, 2021, The Vanguard Group, Inc. (“Vanguard”) held shared voting power of 91,979 shares, sole dispositive power of 4,835,765 shares and shared dispositive power of 165,564 shares. The address for Vanguard is The Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)
Consists of  (i) 283,866 shares held of record by Mr. Darrow, (ii) 490,438 shares subject to outstanding options exercisable within 60 days of February 28, 2021 and (iii) 63,337 shares issuable upon the vesting of RSUs within 60 days of February 28, 2021.

(8)
Consists of 103,783 shares held of record by Mr. Watson. Mr. Watson’s employment terminated on November 16, 2020.

(9)
Consists of  (i) 17,530 shares held of record by Mr. Thomas, (ii) 54,748 shares subject to outstanding options exercisable within 60 days of February 28, 2021 and (iii) 1,018 shares issuable upon the vesting of RSUs within 60 days of February 28, 2021.

(10)
Consists of  (i) 25,359 shares subject to outstanding options exercisable within 60 days of February 28, 2021 and (ii) 11,253 shares issuable upon the vesting of RSUs within 60 days of February 28, 2021. Ms. Slanina’s employment terminated on March 16, 2021.

(11)
Consists of  (i) 55,100 shares held of record by Mr. Smith, (ii) 298,224 shares subject to outstanding options exercisable within 60 days of February 28, 2021 and (iii) 6,401 shares issuable upon the vesting of RSUs within 60 days of February 28, 2021. Mr. Smith’s employment terminated on April 1, 2021.

(12)
Consists of  (i) 140,755 shares held of record by Mr. Swart, (ii) 743,823 shares subject to outstanding options exercisable within 60 days of February 28, 2021 and (iii) 8,999 shares issuable upon the vesting of RSUs within 60 days of February 28, 2021.

(13)
Consists of  (i) 118,303 shares held of record by Mr. Buce, (ii) 268,890 shares held of record by the Robert E. Buce and Barbara T. Buce Living Trust for which Mr. Buce serves as trustee and (iii) 102,532 shares subject to outstanding options exercisable within 60 days of February 28, 2021.

(14)
Consists of  (i) 49,366 shares held of record by Mr. Claus, (ii) 80,000 shares held of record by The Christopher W. Claus and Julene K. Otto Revocable Management Trust dated June 6, 2012 for which Mr. Claus serves as trustee and (iii) 97,976 shares subject to outstanding options exercisable within 60 days of February 28, 2021.

(15)
Consists of  (i) 51,547 shares held of record by Ms. Lantz and (ii) 62,885 shares subject to outstanding options exercisable within 60 days of February 28, 2021.

(16)
Consists of  (i) 32,148 shares held of record by Mr. McKoy and (ii) 23,961 shares subject to outstanding options exercisable within 60 days of February 28, 2021.

(17)
Consists of  (i) 40,067 shares held of record by Mr. Mendel and (ii) 37,601 shares subject to outstanding options exercisable within 60 days of February 28, 2021.

(18)
Consists of  (i) 51,547 shares held of record by Mr. Nichols and (ii) 62,885 shares subject to outstanding options exercisable within 60 days of February 28, 2021.

(19)
Consists of  (i) 1,292,902 shares held of record by our current executive officers and directors, (ii) 2,000,432 shares subject to outstanding options exercisable within 60 days of February 28, 2021 and (iii) 91,008 shares issuable upon the vesting of RSUs within 60 days of February 28, 2021.

2021 ANNUAL
PROXY STATEMENT
COMPENSATION DISCUSSION AND ANALYSIS
Our named executive officers, or NEOs, for 2020 consist of our Chief Executive Officer, or CEO, the two persons who served as our principal financial officer during 2020 and our next three most highly compensated executive officers.
The NEOs among our currently serving executives are:
✓
Michael D. Darrow, our President and CEO and a member of the Board; and

✓
Jeffrey J. Swart, our Executive Vice President, or EVP, General Counsel and Secretary.

The NEOs among our former executives are:
✓
Noel B. Watson, our former Chief Financial Officer, or CFO, and Chief Accounting Officer, or CAO;

✓
Kristin M. Slanina, our former EVP and Chief Operating Officer, or COO;

✓
Simon E. Smith, our former EVP of Dealer Solutions; and

Charles C. Thomas, our VP, Controller and principal accounting officer and formerly our principal financial officer.
EXECUTIVE SUMMARY
Business Overview
We are a leading automotive digital marketplace that enables car buyers to connect to our network of Certified Dealers. We are building the industry’s most personalized and efficient car buying experience as we seek to bring more of the purchasing process online. We have established a diverse software ecosystem on a common technology infrastructure, powered by proprietary data and analytics. Our company-branded platform is available on our TrueCar website and mobile applications. In addition, we customize and operate our platform on a co-branded basis for our many affinity group marketing partners. We enable users to obtain market-based pricing data on new and used cars, and to connect with our network of TrueCar Certified Dealers. We also allow automobile manufacturers, known in the industry as OEMs, to connect with TrueCar users during the purchase process and efficiently deliver targeted incentives to consumers.
Overview of 2020 Corporate Performance
We entered 2020 in the midst of our CEO search process and, in March 2020, the Board appointed Mr. Darrow as our President and CEO after he served as Interim President and CEO since May 2019. Our relatively new leadership team faced meaningful business headwinds after our largest affinity group marketing partner, USAA, terminated its partnership with us in the first quarter of the year. Soon thereafter, our leadership team was forced to navigate through the coronavirus pandemic, which involved, among other things, transitioning our entire workforce to work-from-home arrangements while also facing unpredictable changes in consumer demand that impacted our ability to fully replace revenues that we typically get through USAA. As a result of the operating challenges we experienced

Compensation Discussion and Analysis
2021 ANNUAL
PROXY STATEMENT
across these and other dimensions, the compensation committee decided to take certain actions with respect to our compensation programs that were intended to help motivate and retain key personnel to react to ongoing and new challenges and encourage long-term value creation for investors. Ultimately, although we ended the year with lower revenues than 2019 and lower than what we forecasted at the outset of the year, we believe we performed well in an unprecedented and challenging environment, as further discussed below.
Despite numerous challenges that prevented us from achieving our initial revenue forecasts, we preserved the profitability and viability of our business and executed on several key initiatives.
Below is a summary of our key results in 2020. As noted below, we divested ALG in 2020. Unless otherwise stated, all of our financial results discussed in this proxy statement include ALG’s results until the effective date of the divestiture on November 30, 2020 and exclude ALG’s results after that date. This method differs from that used in our public reporting, which, in line with accounting guidance, excludes ALG’s results from all periods as discontinued operations. As discussed in further detail below, we included ALG’s results through November in crafting our executive bonus plan and believe that doing so presents a better picture of management’s performance.
✓
Units(1) of 766,413, down from 998,495 in 2019.

✓
Total revenue of  $296.0 million, down 16.3% from $353.9 million in 2019, and net income of  $76.5 million compared to a net loss of  $54.9 million in 2019.

✓
Adjusted EBITDA(2) of  $52.5 million, representing an Adjusted EBITDA margin(3) of 17.7%, compared to Adjusted EBITDA of  $18.9 million, representing an Adjusted EBITDA margin of 5.3%, in 2019.

✓
We exceeded our revised external financial expectations throughout 2020 following the onset of the coronavirus pandemic, despite missing our initial full-year revenue expectations, and we maintained the profitability of our business, with more than double our 2019 Adjusted EBITDA and the 2020 Adjusted EBITDA that we forecast at the beginning of the year, ending the year with a positive post-USAA Adjusted EBITDA run rate.

✓
Divested ALG, a non-core asset, for up to $135 million, representing a 7x multiple to ALG’s last 12 months revenue.

(1)
We define units as the number of automobiles purchased by our users from TrueCar Certified Dealers through TrueCar.com, our TrueCar branded mobile applications or the car-buying sites we maintain for our affinity group marketing partners. A unit is counted after we have matched the sale to a TrueCar user with one of the TrueCar Certified Dealers. We view units as a key indicator of the growth of our business, the effectiveness of our product and the size and geographic coverage of our network of TrueCar Certified Dealers.

(2)
Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other measures derived in accordance with GAAP. Refer to Annex A for a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP measure.

(3)
Adjusted EBITDA margin is a non-GAAP financial measure calculated as Adjusted EBITDA divided by total revenue.

The Board appointed Mike Darrow as President and CEO in March 2020 after he had served as Interim President and CEO since May 2019. We entered into an Amended and Restated Employment Agreement with him that provided for the following compensation arrangements:
✓
Annual base salary of  $590,000 and an annual target incentive opportunity equal to 100% of base salary;

✓
Equity awards totaling approximately $2.7 million, including an annual grant of about $2.0 million split

Compensation Discussion and Analysis
2021 ANNUAL
PROXY STATEMENT
approximately 22% in options, 22% in RSUs and 56% in performance-based RSUs, or PSUs, and about $700,000 in promotion RSUs; and
✓
Termination provisions that are in-line with prevailing market practices and consistent with other NEOs.

Consistent with our historical compensation award timing, we made our cash and equity decisions for the other NEOs in mid-March. The compensation committee’s decisions reflect the context stemming from USAA’s decision in February not to renew our partnership agreement and before the coronavirus pandemic caused additional business disruptions in late March. These pay actions sought to pair a pay-for-performance orientation with improved retention for a relatively new leadership team.
✓
Except for the increases to Mr. Darrow’s base salary and annual target incentive opportunity upon his promotion and the increases to Mr. Thomas’s base salary and annual target incentive opportunity at a time when he was not an executive, we did not increase any executive’s base salary or annual target incentive opportunity in 2020.

✓
In addition to receiving annual equity grants, in March 2020, our then-serving NEOs (other than our CEO) received additional time-based RSUs to help stabilize the new leadership team and recognize the importance of these roles in reshaping the business going forward.

In response to the uncertainty from the coronavirus pandemic, the compensation committee took specific actions to conserve cash, reduce expenses and ensure appropriate motivation for our NEOs throughout 2020, including:
✓
Temporarily reduced base salaries for each NEO (other than Mr. Thomas) between 10% to 20% from April to September 2020; and

✓
Our NEOs earned no bonus for the first half of the year. Our NEOs exceeded the second-half performance goals and earned 138.9% of target on the second-half portion only, representing approximately a 69.5% payout of their full-year target incentive opportunity for 2020.

In October 2020, we conducted extensive stockholder outreach in response to our 69% Say-on-Pay vote in 2020 to understand any additional perspectives as the compensation committee began to design the 2021 pay program. At the end of 2020 and in early 2021, the compensation committee considered the feedback from our shareholders and took several actions to enhance the overall performance-orientation of our LTI program.
✓
We reached out to 24 of our largest stockholders who collectively own approximately 81% of our outstanding shares as of September 30, 2020 and met with each stockholder that expressed an interest in speaking with us.

✓
Most of the feedback from shareholders centered around specific one-time pay actions taken in 2019 as a result of the leadership transition and touched on the PSU design, which we factored into our 2021 pay decisions, as described in the table below.

WHAT WE HEARD		HOW WE RESPONDED
Desire to enhance performance orientation of LTI program	→
☑ Increased PSU weighting to 40% (from 20%) for non-CEO NEOs’ 2021 grants, except for our new CFO, who received 25% PSUs following his hire in early 2021
☑ Added 2021 PSU payout cap at 100% of target if TrueCar’s TSR is negative over the three-year performance period

Compensation Discussion and Analysis
2021 ANNUAL
PROXY STATEMENT
WHAT WE HEARD		HOW WE RESPONDED
Limit excessive termination benefits	→	☑ Set CEO benefits for Mr. Darrow in line with competitive market practice ☑ Expect to review and monitor market practices periodically
Limit and explain use of discretion	→	☑ Adopted formulaic program for 2021 annual incentive program ☑ Committed to provide detailed disclosure in the limited cases where discretion may be necessary
We are committed to responsible executive compensation and governance practices. The following table summarizes what we do and what we don’t do in our executive compensation practices to highlight both the responsible practices we have implemented and the practices we have avoided to best serve our stockholders’ long-term interests:
What We Do
Pay-for-performance (over 70% of CEO target pay is tied to performance through equity and cash incentives)
Include multi-year performance-vesting equity awards
Maintain robust stock ownership guidelines and a clawback policy for performance-based compensation
Retain an independent compensation consultant who reports directly to the compensation committee
Solicit advisory votes on our executive compensation program annually and engage in stockholder outreach
What We Don’t Do
No automatic “single trigger” cash or vesting acceleration upon a change in control
No option repricings or exchanges without stockholder approval
No hedging or pledging by executive officers or directors
No tax gross ups on severance or change in control benefits
No excessive executive perquisites
Stockholder Engagement and Response to Say-on-Pay Votes
We regularly reach out to our larger stockholders and met with each stockholder that expresses an interest in speaking with us. Over the last three years, we have made numerous changes to our compensation program in response to stockholder feedback on the design of our compensation program, including as it relates to the design of our cash incentive and equity award programs, the composition of our peer group, the scope and content of our disclosures and the adoption of new policies.
In 2020, approximately 69% of the total votes cast supported our say-on-pay proposal, a noticeable decrease from our 2019 say-on-pay vote. Although the proposal passed, our compensation committee was disappointed by this result and considered it essential to understand the reason for this decline in support. As discussed in greater detail above, the compensation committee listened to stockholders’ concerns and, to the extent that they reflected concern with our ongoing arrangements rather than opposition to one-time arrangements with our former executives,

Compensation Discussion and Analysis
2021 ANNUAL
PROXY STATEMENT
implemented changes to our compensation programs. Our compensation committee expects to continue to consider the outcome of our say-on-pay votes and our stockholders’ views when making future compensation decisions for our executive officers.
COMPENSATION PHILOSOPHY AND DESIGN STRATEGIES
The compensation committee works to design a compensation program for our NEOs to facilitate the attraction and retention of key executive talent in a highly competitive technology job market, align employees’ interests with those of stockholders and motivate the creation of sustainable growth in enterprise value. We recognize that our employees are our greatest asset and drive our operational results and the creation of sustainable growth. As such, we strive to provide NEO total pay packages that:
✓
incentivize and reward performance that creates and supports stockholder value by:

➢
setting a large portion of pay as “at risk” pay that depends on individual and company performance; and

➢
providing long-term equity incentives through a mix of stock options, RSUs and PSUs, both to incentivize the creation of stockholder value and to provide strong retention incentives;

✓
are competitive with companies of comparable size and scope, and balance the need to provide competitive and stable compensation through an appropriate combination of base salary and short- and long-term incentives that drive stockholder value;

✓
take into consideration an individual’s historical work experience and importance to the organization; and

✓
are internally equitable for NEOs in positions of comparable responsibility to foster a team approach to driving success.

In designing our NEO compensation packages, the compensation committee reviews competitive market data, without targeting any specific market percentile, and also takes into consideration the factors described above, as well as retention concerns with respect to key talent, the motivational impact of pay levels and mix in driving toward company goals and the creation of stockholder value, the input of our CEO (as to NEOs other than himself) and the overall cost of the compensation package.
Establishing Compensation Levels
Role of the Compensation Committee
The compensation committee oversees our executive compensation and other compensation and benefit programs, serves as the administrator of our equity compensation plans and reviews, formulates and determines the design and amount of compensation for our executive officers, including the NEOs. Compensation decisions for our CEO are made by the compensation committee in executive session without our CEO present.
At the beginning of each year, the compensation committee reviews our executive compensation program, including incentive compensation plans and arrangements, assesses the quality, appropriateness and effectiveness of the program for its intended purposes and makes modifications to existing plans and arrangements or adopts new plans or arrangements as it deems necessary. The compensation committee also annually reviews our executive compensation strategy to ensure it is appropriately aligned with our business strategy and achieving our desired objectives. Further, the compensation committee reviews market trends and changes in competitive compensation practices, as further described below. Based on its review and assessment, the compensation committee, from time to time, makes changes in our executive compensation program and also recommends changes to the remuneration of members of our Board.
During 2020, we underwent a number of changes in our executive team, including the hiring of our President and CEO, a COO and a Chief Consumer Officer, and in early 2021 we hired a new CFO. In each of these cases, the compensation committee reviewed and reassessed elements of our executive compensation program and took actions designed to fit the needs of our business.

Compensation Discussion and Analysis
2021 ANNUAL
PROXY STATEMENT
Role of Management
Our CEO works closely with the compensation committee in determining the compensation of our NEOs and makes recommendations to the compensation committee as described below.
At the beginning of each year, our CEO reviews the performance of our other NEOs for the previous year and then shares these evaluations with, and makes recommendations to, the compensation committee for each element of compensation. These recommendations concern the base salary, performance-based cash incentives and long-term incentive compensation for each of our NEOs, other than himself, based on our results, the individual’s contribution to these results and his or her individual performance. The compensation committee then reviews these recommendations and considers the other factors described in this proxy statement and makes decisions as to the target total direct compensation of each NEO, as well as the mixture of elements that will comprise each NEO’s compensation.
While the compensation committee considers our CEO’s recommendations, it only uses these recommendations as one of several factors in making its decisions on the compensation of our NEOs. In all cases, the final decisions on NEO compensation matters are made by the compensation committee. Moreover, no NEO participates in the determination of the amounts or elements of his or her own compensation.
At the request of the compensation committee, our CEO typically attends a portion of each compensation committee meeting in which executive compensation is discussed, including meetings at which the compensation committee’s compensation consultant is present.
Role of the Compensation Consultant
Under its charter, the compensation committee has the authority to retain the services of one or more executive compensation advisers, including compensation consultants, legal counsel, accounting and other advisers, to assist in the creation of our compensation plans and arrangements and related policies and practices, as it determines necessary in its sole discretion. The compensation committee makes all determinations regarding the engagement, fees and services of these external advisers, and any external adviser reports directly to the compensation committee.
The compensation committee continued to engage Semler Brossy in 2020 to assess the competitiveness of executive compensation programs and practices to assist the compensation committee in making 2020 executive compensation decisions. During 2020, Semler Brossy also assisted in the stockholder outreach efforts, the design of the annual incentive and long-term incentive programs for 2021 and the structuring of our new-hire and promotion compensation decisions associated with our executive hires in 2020 and early 2021. The compensation committee assessed the independence of Semler Brossy, most recently in March 2021, and concluded that it was independent of management and that its work had not raised any conflict of interest.
Use of Competitive Market Data
As part of its deliberations, the compensation committee considers competitive market data and related analyses on executive compensation levels and practices that are provided by Semler Brossy. Our compensation committee reviews and considers this market data, but did not engage in any benchmarking or targeting of any specific levels of pay for 2020 compensation decisions.
In late 2019, Semler Brossy worked with the compensation committee to develop a comparator group of  “peer” companies for a competitive assessment of the pay programs for 2020. The companies included in the peer group were selected based on a set of financial and industry/business parameters to best reflect a group of companies most similar to us.
We used initial quantitative screens primarily as guides to inform our decision-making process in reviewing current or potential peers. The screening process for 2020 used the same parameters as 2019, focusing specifically on companies within defined ranges for revenue and market capitalization, the technology industry and additional qualitative parameters.
Specifically, the criteria the compensation committee used to assess our 2020 peer group are summarized below.

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✓
Size and Scale:   We identified companies with (i) annual revenues between approximately $100 million and $1 billion, roughly 1/3x to 3x our annual revenues of  $354 million at the time of the analysis and (ii) market capitalizations generally less than $2 billion.

✓
Industry and Business:   We identified innovative companies that focus on the automotive industry (excluding direct retailers), are heavily involved in providing technology-enabled marketing services, operate an online or digital marketplace enhancing consumer experiences or maintain significant partnerships with merchants and affiliations.

✓
Other Qualitative Factors:   We identified companies that are located in major metropolitan areas, had recent initial public offerings in the last three to five years or were strong talent competitors.

Following this assessment, the compensation committee made significant updates to our peer group for 2020, including (i) removing three companies from our 2019 peer group whose revenue and market capitalization had grown to be much larger than ours by October 2019 (ANGI Homeservices had approximately $1.2 billion in revenues and $3.9 billion market capitalization, GrubHub had approximately $1.2 billion in revenues and $5.4 billion market capitalization and Trade Desk had approximately $0.6 billion in revenues and $11.1 billion market capitalization at the time of its assessment), (ii) removing another company from our 2019 peer group that had been acquired and therefore was no longer public (XO Group) and (iii) adding five companies to our peer group (The RealReal, Cardlytics, Magnite (formerly the Rubicon Project), Leaf Group and TechTarget) that each had under $300 million in revenues, less than $2 billion in market value and also met the additional industry and qualitative criteria above at the time of its assessment. The compensation committee made these changes to reduce the median revenue and market capitalization of our peer group to $363 million and $1.0 billion, respectively, as of September 2019. These changes moved the median size of the peer group closer to TrueCar compared to the peer group used in the prior year; as noted above, our annual revenues at the time were approximately $354 million and our market capitalization was approximately $400 million. The resulting peer group for 2020 consisted of the following 18 companies:
Cardlytics	LendingTree
Care.com	Magnite
CarGurus	QuinStreet
Cars.com	Quotient Technology
eHealth	The RealReal
Etsy	Redfin
Eventbrite	Shutterstock
EverQuote	TechTarget
Leaf Group	Yelp
The compensation committee also reviewed market data from the Radford Technology survey for companies that met the same size and scale parameters described above for our peer group, were in Radford’s “Software Products/Services” and “Internet/E-Commerce/Online Community” industries, had similar market valuation multiples (e.g., market cap-to-revenue multiples within one-third to three times ours) and excluded companies with materially different business models (e.g., semi-conductors, IT services, communications equipment, telecommunication services). The compensation committee used the survey data to complement the available information regarding the peer companies as described above. Our compensation committee primarily used data from our peer group and used the data from the Radford survey only when there was a lack of sufficient comparative data available from our peer group. The data from our peer group and the data from the Radford Technology survey are collectively referred to in this proxy statement as market data.
In late 2020, the compensation committee again reviewed our peer group for purposes of assisting with pay decisions for 2021, taking into consideration our revised growth trajectory after the termination of our partnership with USAA. After that review, the compensation committee again removed three larger peers by revenue or market value (Etsy, LendingTree and Yelp), removed one acquired peer (Care.com) and added three smaller peers (Zoura, PROS Holdings and Liquidity Services). The resulting changes positioned us slightly below median on company revenues for the new peer group going forward.

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Compensation Elements and 2020 Pay Decisions
Our 2020 NEO compensation program was comprised primarily of a base salary, an annual cash incentive opportunity and long-term incentives. This program emphasized “at-risk” pay (both cash incentives and equity incentives) while providing competitive packages to retain and motivate our key talent.
Base Salary
A base salary is a critical part of our NEO compensation program and establishes financial security for each NEO. We provide base salaries that are market-calibrated, equitable and a relatively small portion of our total compensation opportunities.
Generally, we establish base salaries after taking into account (i) an NEO’s position, qualifications and experience, (ii) market practice and (iii) the base salaries of our other executives. Internal base salary parity is an important consideration for our executives, as it creates a team-first culture. This philosophy promotes a team approach in problem solving and encourages a collective focus on driving stockholder value in ways that will be rewarded through “at risk” pay. Therefore, we strive for internal parity among our executives, but differentiate base salaries for our CEO, CFO and COO from our other executives to recognize the greater responsibilities associated with those roles. The compensation committee reviews the base salaries of our NEOs from time to time, as well as at the time of a promotion or other significant change in responsibility, and makes adjustments to base salaries as determined necessary or appropriate.
In mid-March 2020, the compensation committee reviewed the base salaries of our then-serving NEOs, taking into account the considerations described above and market data. As a result, the compensation committee elected not to make any increases to base salaries at that time, determining that the base salaries continued to be market competitive and appropriately reflected our NEOs’ past and expected future contribution levels.
In early March 2020, and in connection with his appointment as our President and CEO, Mr. Darrow’s base salary was set at $590,000, representing a more than 25% decrease from his predecessor’s base salary. In September 2020, we hired Ms. Slanina to fill a newly-created position as our EVP and COO and the compensation committee approved a base salary of  $425,000. In January 2021, we hired Mr. Reigersman as our new CFO and the compensation committee approved a base salary of  $425,000, representing approximately a 5% decrease over his predecessor’s base salary. The compensation committee, after consulting Semler Brossy and market data, determined that these amounts were appropriate compensation for Messrs. Darrow and Reigersman and Ms. Slanina for their positions.
Additionally, in September 2020, Mr. Thomas’s base salary was increased from $237,500 to $257,500, and his annual target incentive opportunity was increased from 26% to 30% of his base salary. We made these increases at the recommendation of his manager in the ordinary course of our regular compensation review processes, taking into account Mr. Thomas’s contributions and market data. These changes took effect before Mr. Watson announced his departure and our subsequent appointment of Mr. Thomas as our principal financial officer, and therefore before we knew that Mr. Thomas would be an NEO for 2020. As a result, the increases to Mr. Thomas’s base salary and annual target incentive opportunity were not presented to or approved by the compensation committee.
As previously mentioned, in late March 2020, after the severity of the impact of the coronavirus pandemic became more apparent, the compensation committee reduced the base salary of our CEO by 20%, of our CFO by 15% and of our other NEOs (other than Mr. Thomas) by 10% beginning on April 1, 2020. The committee took this action to align executives’ experiences with a raft of other human resources measures we took to stabilize the company in the face of the uncertainty created by the pandemic, including a reduction in the cash retainer paid to board members, a moratorium on hiring, promotions and raises, the company-wide elimination of bonuses for the first quarter of 2020 and a restructuring in which we terminated nearly one-third of our employees. After the effects of the pandemic became more predictable, these measures were rescinded effective September 1, 2020.
The table below illustrates the annual base salary rates of our NEOs as of year-end 2019 and 2020. In each case other than Mr. Thomas’s, the NEO did not receive the full amount due to either the base salary reductions that were in effect from April 2020 until September 2020, the termination of his or her employment, his or her promotion or hiring or a combination of the foregoing. (See the “2020 Summary Compensation Table” for the actual salary paid to each NEO in 2020.)

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Executive	2019 Base Salary	2020 Base Salary	% Change
Michael D. Darrow(1)	$400,000	$590,000	48%
Noel B. Watson(2)	$450,000	N/A	N/A
Charles C. Thomas	$237,500	$257,500	8%
Kristin M. Slanina(3)	N/A	$425,000	N/A
Simon E. Smith(4)	$400,000	$400,000	—%
Jeffrey J. Swart	$400,000	$400,000	—%

(1)
Until his promotion to President and CEO in March 2020, Mr. Darrow was entitled to an additional monthly stipend of  $20,000 for his service as Interim President and CEO.

(2)
Mr. Watson commenced employment in June 2019 and his employment terminated in November 2020.

(3)
Ms. Slanina commenced employment in September 2020 and her employment terminated in March 2021.

(4)
Mr. Smith terminated employment in April 2021.

Annual Cash Incentive Opportunity
The objective of our annual cash incentive program is to reward executives for achievement against pre-determined annual financial and operational objectives established at the beginning of the year. The compensation committee uses a formula-based, annual incentive program for the senior executive team; below the senior executive team, we maintain a broad-based quarterly incentive program consistent with historical practice, in which Mr. Thomas participated during all of 2020. The remainder of our NEOs all participated in the annual incentive program for the senior executive team during the portion of 2020 that they were employed by us, except for Ms. Slanina, who received a signing bonus in lieu of participating in the annual cash incentive program for 2020. The compensation committee determined that a signing bonus of  $150,000, with $75,000 payable in her first payroll period and $75,000 payable when our other executives received their 2020 annual incentive program payment, and which was subject to clawback in the event of her resignation before her first anniversary with us, was appropriate to recruit and retain her until she became eligible to participate in the 2021 annual cash incentive program.
At the beginning of each year, the compensation committee reviews the annual target incentive opportunity for each NEO, including the CEO. For 2020, the compensation committee did not make any changes to existing targets other than for Mr. Thomas, as highlighted in the table below. Ms. Slanina’s annual cash incentive target was established at 50% of base salary upon her hiring, which is consistent with other NEOs, excluding the CEO.
Executive	2019 Target Incentive as % of Base Salary	2020 Target Incentive as % of Base Salary	% Change
Michael D. Darrow(1)	50%	100%	100%
Noel B. Watson(2)	50%	N/A	N/A
Charles C. Thomas(3)	26%	30%	15%
Kristin M. Slanina(4)	N/A	N/A	N/A
Simon E. Smith(5)	50%	50%	—%
Jeffrey J. Swart	50%	50%	—%

(1)
Mr. Darrow’s target incentive applied only to his base salary and not to his monthly stipend for his service as Interim President and CEO.

(2)
Mr. Watson was not eligible to receive any incentive payments due to his departure during the year.

(3)
Mr. Thomas participated in our non-executive bonus program for all of 2020.

(4)
Ms. Slanina received a signing bonus in lieu of participating in the executive incentive program for 2020.

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(5)
Mr. Smith informed us of his intention to terminate his employment after receiving his 2020 annual incentive program payment.

In the first quarter of 2020, the compensation committee selected performance metrics tied to financial performance and to the achievement of strategic goals and discussed a range of performance targets, in each case based on the business plan after the termination of our partnership with USAA. Before the compensation committee finalized the performance targets, however, the severity of the coronavirus pandemic became apparent and the compensation committee decided to temporarily delay setting performance targets for the 2020 cash incentive program until it had greater clarity surrounding the impact of the coronavirus pandemic on our business. Soon thereafter, in the second quarter of 2020, we implemented a restructuring plan in which we terminated approximately one-third of our employees and we were in the initial phases of the pandemic lockdown, which, when combined with the then-upcoming termination of our partnership with USAA, created an even higher degree of uncertainty around our performance outlook for the year. For example, we derived approximately one-third of our revenues, and a greater share of our profit contribution, from our USAA partnership, and in April 2020, as a result of the pandemic’s disruptions, our units decreased by 41%, year-over-year. As a result of the confluence of these two disruptive events, any financial goals based on our business’s pre-disruption trajectory would immediately have been nearly unattainable, effectively eliminating the motivating and retentive effect of our annual cash incentive program at a critical time for our business.
As a result, in July 2020, the compensation committee structured the executive incentive program to provide only a half-year target incentive opportunity for those who participated in the program (i.e., 50% of base salary for the CEO compared to 100% of base salary for the full year, and 25% of base for the other NEOs (other than Mr. Thomas) compared to 50% of base salary for the full year).
For the second-half cash incentive opportunity, the program weighted the financial component at 80% and the strategic component at 20%. The two financial objectives for the organization were based on (i) an annual Revenue target of  $275 million and (ii) an annual Adjusted EBITDA (exclusive of executive bonus expense) target of $29 million. The payout for achievement with respect to these two metrics is determined by reference to a matrix (reproduced below) to ensure a reasonable trade-off between growth and profitability, providing the opportunity to earn between 0% and 200% of the second-half target incentive opportunity. The strategic component, weighted at 20% of the second-half cash incentive opportunity, would only be eligible to be earned if the financial component scored greater than 0%, and it was based on the achievement of three equally-weighted goals relating to improvements in consumer satisfaction, improvements in marketing efficiency and the development of a long-term strategic plan for the company.
The compensation committee developed a matrix reflected below to determine the payout mechanism for the financial component. The matrix design was selected to ensure that a cash incentive payout would only be earned if both the Revenue and Adjusted EBITDA threshold amounts of  $275 million and $19 million, respectively, were achieved.
Percentages in table reflect payout of second-half target financial component opportunity	2020 Annual Revenue ($ millions)
		$263	$275	$295	$315	$337
2020 Adjusted EBITDA ($ millions)	$19	0%	80%	114%	146%	180%
	$24	0%	90%	124%	156%	190%
	$29	0%	100%	134%	166%	200%
	$34	0%	100%	150%	178%	200%
In applying the matrix, the Adjusted EBITDA amounts represent minimum thresholds in determining the payout percentage (e.g., an Adjusted EBITDA of  $22 million would limit the maximum payout opportunity to 180%), while the Revenue amounts are subject to linear interpolation (following achievement of the $275 million Revenue threshold) in determining the payout percentage (e.g., a Revenue of  $285 million would limit the maximum payout opportunity to 125%). Further, as discussed above, the Revenue and Adjusted EBITDA amounts include ALG results through the effective date of the divestiture on November 30, 2020, notwithstanding the fact that our

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public reporting excludes ALG results as discontinued operations. In electing to deviate from our publicly reported financial metrics in designing the incentive plan, the compensation committee considered, among other things, the facts that ALG’s performance remained subject to management’s control and its results inured to the benefit of the company and its stockholders and determined that basing management’s compensation on those results rather than solely upon continuing operations would more appropriately reflect their performance.
In early 2021, the compensation committee reviewed financial performance against the pre-determined goals and determined that, based on a Revenue amount of  $296 million and an Adjusted EBITDA of  $53 million, the financial component (80% of the second-half target incentive opportunity) would be paid out at 151.4%. In determining the strategic component, the compensation committee assessed performance against the three separate strategic objectives and aggregated the result, resulting in the strategic component (20% of the second-half target incentive opportunity) being paid out at 88.9% of target. As a result, each executive’s second-half bonus target was paid out at 138.9% of the second-half target incentive opportunity, representing approximately 69.5% of a full-year bonus payout.
As noted earlier, Mr. Thomas participated in our non-executive bonus program for all of 2020, for which he was paid $54,200 under the program, representing a full target cash bonus for the second, third and fourth quarters of 2020. Like the rest of our employees, Mr. Thomas received no bonus for the first quarter of 2020 in light of the pandemic-related uncertainty described earlier. In the aggregate, these bonus payments to Mr. Thomas were approximately 75% of his annual target incentive opportunity, after adjusting for the increase in his target incentive opportunity in the third quarter of 2020. His payments under that program were discretionary and were based on (x) our overall non-executive bonus pool, which was determined by management in consultation with the compensation committee, and (y) management’s assessments of his individual contributions. Mr. Thomas also received a discretionary “spot” bonus of  $10,000 for critical assistance with the ALG divestiture outside the scope of his traditional role. Additionally, in November 2020, after Mr. Watson informed us of his departure but before the effective date of his termination of employment, we entered into retention agreements with key members of our finance department to ensure continuity during our search for and onboarding of a new CFO. As our Controller and principal accounting officer and, during the period between Mr. Watson’s departure and Mr. Reigersman’s arrival, principal financial officer, we entered into one of these retention agreements with Mr. Thomas pursuant to which we will pay him a cash bonus of  $35,000 if he remains continuously employed in good standing with us through June 30, 2021.
“Adjusted EBITDA” is a financial measure not prepared in accordance with U.S. GAAP, calculated based on earnings as reflected in our audited consolidated financial statements, adjusted to exclude interest income, depreciation and amortization, stock-based compensation, income (loss) from equity method investment, certain restructuring costs, certain executive departure costs, certain transaction expenses, certain litigation costs, changes in the fair value of contingent consideration, goodwill impairment, other income, impairment of lease right-of-use assets and income taxes. As noted above, for purposes of the executive cash incentive opportunity, “Adjusted EBITDA” included the results of discontinued operations. Refer to Annex A for a reconciliation of Adjusted EBITDA to net income (loss). We use Adjusted EBITDA as an operating performance measure because it is (i) an integral part of our reporting and planning processes; (ii) used by our management and Board to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA is widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt service capabilities.
“Revenue” is prepared in accordance with U.S. GAAP and is comprised of dealer revenue, consisting of fees paid by our dealer customers participating in our network of TrueCar Certified Dealers either on a per-vehicle basis for sales to our users or in the form of a subscription arrangement or purchasing our other products and services, such as TrueCar Trade or our DealerScience products; OEM incentives revenue, consisting of fees paid by OEMs to promote the sale of their vehicles through the offering of consumer incentives to members of our affinity group marketing partners; and forecasts, consulting and other revenue, primarily from the provision of services to the automotive and financial services industries by ALG. As noted above, for purposes of the executive cash incentive opportunity, “Revenue” included the results of discontinued operations.

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Long-Term Incentive Opportunities
Annual Equity Awards
We use long-term incentive compensation in the form of equity awards to align the interests of our executive officers, including our NEOs, with the interests of our stockholders. We believe that our executive officers will be strongly incentivized to act in a manner that cultivates opportunities for maximizing long-term value creation if they own significant amounts of our common stock.
Since our initial public offering and before 2019, we relied on a combination of time-based stock options and RSUs as vehicles for delivering long-term incentive compensation opportunities to our executive officers. We believe that stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant, provide an appropriate long-term incentive for our executive officers, as the options provide value to the holder only to the extent that our stock price appreciates on a sustained basis following the date of grant. We believe that RSUs, which deliver increasing value with the appreciation of our stock price, serve as a valuable retention tool for our executive officers.
In 2019, based on feedback from stockholders and an ongoing review of competitive market practices, we introduced PSUs to the senior executive team, and in 2020, following our experience in 2019, we extended PSUs to our senior vice presidents as well. We believe that PSUs strengthen alignment with stockholders, complement the options and RSUs by diversifying our management’s equity portfolio and promote a longer-term view of performance by measuring performance over a three-year period. For a description of the principal terms of the PSUs, as well as a description of the differences between the PSUs issued in 2019 and 2020, please see “Potential Payments upon Termination, Change in Control or Certain Other Events — Treatment of PSUs” below.
In determining the size of the equity awards to grant to our executive officers, the compensation committee takes into consideration individual and overall company performance, market data, internal pay equity, the timing of the last equity grant, unvested equity values, compensation expense to us and stockholder dilution, as well as our CEO’s recommendations (except as to his own equity awards). The compensation committee uses its subjective judgment considering all of the factors described above to arrive at the amounts it determines are appropriate for each individual NEO.
Mr. Darrow’s 2020 annual equity grant consisted of approximately 56% PSUs, 22% options and 22% RSUs. For the other members of the leadership team in March 2020, including several NEOs, the equity mix consisted of roughly 20% PSUs, 40% options and 40% RSUs. For Mr. Thomas, the equity mix for the annual grant received in March 2020 was approximately 70% RSUs and 30% options. In establishing these equity mixes, the compensation committee considered the various long-term incentive vehicles used by our peers and determined that the performance-weighting of the awards should be progressively higher as an individual’s potential impact increases, with the CEO having the highest performance weighting and the other members of the senior executive team having lesser (though still considerable) performance weightings.
Annual equity awards were granted in March 2020 and the stock options granted to the NEOs have an exercise price of  $2.68 per share (except in the case of Mr. Darrow’s March 2020 stock options, which have an exercise price of  $2.32 per share and were granted on the date that he was appointed as our permanent President and CEO) and vest monthly over a four-year period. The annual RSUs granted in 2020 generally are scheduled to vest quarterly over a four-year period (see the “Outstanding Equity” table for vesting details). These stock options and RSUs are subject to the acceleration provisions in each NEO’s employment agreement and our 2014 Plan.
For the PSUs granted in 2020, executives have the opportunity to earn between 0% and 150% of the target number of shares based on our annualized total stockholder return determined by reference to our compound annual growth in stock price, or CAGR, compared to that of the Russell 2000 Total Return index, or the Index, over a three-year period. The PSUs will generally be eligible to vest in early 2023, following the end of the three-year performance period, based on our relative CAGR compared to the Index. If our CAGR is equal to that of the Index, the target number of shares will vest. For every percentage point that our CAGR exceeds the Index, the payout is increased by two percentage points, and for every percentage point that our CAGR is below the Index, the payout is decreased by two percentage points.

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In developing the performance goals and vesting structure of the PSUs, the compensation committee sought to be rigorous and to align the interests of management and our stockholders. Moreover, it chose a three-year measurement period to accentuate the long-term nature of the award and further align management with the interests of our long-term stockholders. The compensation committee chose relative CAGR as the performance goal to provide a relative performance metric against an appropriate comparator group of companies to incentivize and reward not only returns to our stockholders, but also returns in excess of those generally available. At the end of the three-year performance period, the compensation committee will determine the level of achievement of our relative CAGR for the three-year performance period and then apply the resulting vesting to the grant amount to determine the total amount that will vest.
The table below reflects the annual equity grants awarded to our NEOs in March 2020:
Executive	Options Granted	RSUs Granted	PSUs Granted
Michael D. Darrow	323,000	188,000	326,000
Noel B. Watson(1)	318,182	175,000	75,431
Charles C. Thomas	22,727	29,167	—
Kristin M. Slanina(2)	—	—	—
Simon E. Smith(3)	127,273	70,000	30,172
Jeffrey J. Swart	127,273	70,000	30,172

(1)
Of these grants, Mr. Watson forfeited options to purchase 258,522 shares, 142,188 RSUs and all PSUs in connection with his termination.

(2)
Ms. Slanina did not receive an annual equity grant in March 2020 as she was not employed by us at that time.

(3)
Of these grants, Mr. Smith forfeited options to purchase 60,984 shares, 35,000 RSUs and 19,647 PSUs in connection with his termination.

In addition to the annual equity grants listed above, in March 2020 the compensation committee awarded Mr. Darrow 300,000 RSUs, valued at approximately $0.7 million. These RSUs were intended to recognize and reward Mr. Darrow’s promotion from Interim President and CEO and to complement the annual grant which would help further increase Mr. Darrow’s ownership opportunity and immediately align interests with stockholders. The RSUs vest quarterly over a two-year period starting in June 2020. The compensation committee considered several factors when sizing the award, including the total ownership opportunity when including the annual awards and the competitiveness of his annualized opportunity compared to other CEOs of similar size and scale companies.
In connection with her hiring as EVP and COO in September 2020, the compensation committee granted Ms. Slanina an equity award with an aggregate grant-date fair value of approximately $1.75 million, comprised of an option to purchase 304,313 shares and 180,041 RSUs. Further, in connection with his hiring as our CFO in January 2021, the compensation committee granted Mr. Reigersman an equity award with an aggregate grant-date fair value of approximately $2.4 million, comprised of an option to purchase 205,922 shares, 242,914 RSUs and 98,649 PSUs. The compensation committee considered the size of the grants to be within the typical market practice for new-hire awards and also within the historical range used in the past for other non-CEO executives when joining us. Ms. Slanina’s options were granted with a $4.86 exercise price and Mr. Reigersman’s options were granted with a $4.67 exercise price. These awards carry the normal vesting conditions as the annual grants and vest over a four-year period (monthly in the case of options and quarterly in the case of RSUs).
Retention Grants
As previously discussed in greater detail, USAA’s unexpected decision in February 2020 to end its partnership with us presented a substantial challenge to our business. To stabilize the workforce during a period of uncertainty, and before the impacts of the coronavirus pandemic became apparent, management identified certain non-executive employees critical to the continued operation of the company, to each of whom it offered a number of “Retention RSUs” in early March. The award sizes for these grants were based on the employee’s seniority and

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importance to the business. Unlike our annual RSU grants, Retention RSUs vest quarterly over a two-year (rather than four-year) period and contain double-trigger change-in-control acceleration provisions.
In addition to the non-executive employees referred to above, each of our NEOs who were employed by us at the time (other than Mr. Darrow) received Retention RSUs subject to the same vesting schedule described above. The compensation committee considered several factors when determining the size of each executive’s award, including Mr. Darrow’s recommendations, the competitive market for talent with similar roles and skill sets including with the associated replacement costs during a business transformation, the amount and value of unvested equity holdings for each individual, the competitiveness of the target pay opportunities, the total dilutive impact for the organization and the importance of their expected contributions in meeting the go-forward revised business objectives after USAA’s announcement. Mr. Watson received 187,500 Retention RSUs (valued at approximately $500,000), Messrs. Smith and Swart each received 125,000 Retention RSUs (valued at approximately $335,000) and Mr. Thomas received 41,667 Retention RSUs (valued at approximately $110,000). Upon his termination on November 16, 2020, Mr. Watson’s then-unvested Retention RSUs were forfeited.
Preview of 2021 Long-Term Incentive Program Design
For 2021, we made two meaningful changes to our long-term incentive program for our executive officers. First, we increased the weighting of the PSUs in the annual mix from 20% to 40% for each of our non-CEO executive officers other than our new CFO, who received 25% of his sign-on long-term incentive award in the form of PSUs following his hire in early 2021. Second, we established a payout cap for the PSUs equal to 100% of the target number of shares if our TSR is negative over the three-year performance period. Both of these actions were taken in response to feedback from stockholders that we should enhance the performance rigor of our long-term incentive program.
401(k) Plan
We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. All participants’ interests in their salary deferrals are 100% vested when contributed. In 2020, we made discretionary matching contributions into the 401(k) plan of 100% of the first 3% of compensation contributed by the participant. Our matching contributions are fully vested after four years with 25% vesting annually. Employee and employer contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, employer contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan, and all employer contributions are deductible by us when made.
Perquisites and Other Benefits
We provide perquisites to our NEOs only to the extent that we believe it is appropriate to assist an individual in the performance of his duties, to increase his effectiveness or for recruitment and retention purposes. For 2020, these perquisites included medical expense reimbursements to assist our NEOs with their health and well-being, as well as approximately $19,000 that we paid to reimburse Mr. Watson for expenses incurred in connection with his relocation to the Santa Monica area pursuant to his employment agreement. We did not pay Mr. Watson a tax gross up in connection with this benefit.
In the future, we may provide perquisites or other personal benefits not offered to our broader employee population to our executive officers. However, we do not anticipate that perquisites or other personal benefits will be a significant aspect of our executive compensation program. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.
Other Governance Items
Employment Agreements and Severance and Change in Control Protections
We have entered into employment agreements with each of our NEOs, excluding Mr. Thomas, that provide certain severance benefits if a termination of employment occurs under specified circumstances and certain change in control

Compensation Discussion and Analysis
2021 ANNUAL
PROXY STATEMENT
benefits, which are described in “Executive Employment Agreements” below. Severance benefits under these agreements are conditioned on the executive’s signing a release of claims in favor of us. We have provided our executives with severance in the event of certain qualifying terminations, and certain change in control benefits, because we understand that anxieties about future employment or transactions involving a change in control can result in the early departure or distraction of our executives to our detriment. We believe that providing these benefits helps to alleviate these uncertainties, and therefore provides our NEOs with incentives to forgo other employment opportunities to remain with us, and allows our executives to focus more fully on making decisions that are in the best interests of our stockholders. We believe that these arrangements serve as an important recruiting and retention tool to ensure that personal uncertainties do not dilute our executives’ complete focus on building stockholder value and driving our success.
The compensation committee determined the terms of these agreements. The employment agreements for the other NEOs are generally similar, as in determining the appropriate severance and change in control benefit levels for executives in general, the compensation committee considered internal parity and length of service and reviewed relevant market data provided by our outside compensation consultant for other companies with which we compete for executive talent.
Separation Agreements
In 2020, we entered into a separation agreement and release with Mr. Watson in exchange for not recouping from Mr. Watson approximately $16,000 worth of benefits that he would have forfeited under his employment agreement due to his failure to serve with us through December 31, 2020. Additionally, in connection with their departures, we entered into separation agreements with Mr. Smith and Ms. Slanina and obtained releases of claims.
Hedging Policies
We have an insider trading policy that, among other things, prohibits insiders from engaging in short sales of our common stock, hedging of stock ownership positions and transactions in publicly-traded options (such as puts and calls) and other derivative securities relating to our common stock.
Stock Ownership Guidelines
In 2018, we adopted formal stock ownership guidelines for our CEO, our CFO and our EVPs. Under our stock ownership guidelines, our CEO is expected to accumulate and hold a number of shares of our common stock with a value equal to six times his annual base salary, and each of our other NEOs who is currently employed by us (other than Mr. Thomas) is expected to accumulate and hold a number of shares of our common stock with a value equal to two times his or her annual base salary. The NEOs covered by the stock ownership guidelines are expected to satisfy them within five years from the adoption of the guidelines (or the individual’s date of hire for individuals hired after the effective date). As of March 31, 2021, each of our NEOs covered by the stock ownership guidelines was in compliance with the guidelines regardless of the phase-in period required for such compliance.
Recoupment of Incentive Compensation, or Clawback, Policy
In 2018, we adopted a clawback policy applicable to our executive officers. If our compensation committee determines that an officer’s misconduct caused us to materially restate all or a portion of our financial results, under certain circumstances our compensation committee has the authority and discretion to, within a period of time following the material restatement, require the officer to repay incentive compensation that would not have been payable absent the material restatement. Incentive compensation for purposes of this policy means an officer’s cash bonus and long-term equity-based compensation where the award size or vesting was contingent on our performance. Our compensation committee intends to revisit our clawback policy after the SEC adopts final rules implementing the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Accounting Treatment and Tax Deductibility of Executive Compensation
The fair value of equity awards is established in accordance with the applicable accounting standards and the related compensation expense is one of the factors taken into consideration by the compensation committee in determining NEO equity awards.

Compensation Discussion and Analysis
2021 ANNUAL
PROXY STATEMENT
Under Section 162(m) of the Code, or Section 162(m), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible. Before the enactment of the Tax Cuts and Jobs Act, Section 162(m) provided a performance-based compensation exception, pursuant to which the deduction limit under Section 162(m) did not apply to any compensation that qualified as “performance-based compensation” under Section 162(m). Under the Tax Cuts and Jobs Act, the performance-based compensation exception under Section 162(m) was repealed with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract that was in effect on November 2, 2017 and which is not modified in any material respect on or after that date.
Compensation paid to each of our “covered employees” in excess of  $1 million per taxable year generally will not be deductible unless it qualifies for the performance-based compensation exception under Section 162(m) pursuant to the transition relief described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the compensation committee, no assurance can be given that any compensation paid by us will be eligible for such transition relief and be deductible by us in the future. Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of us and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with our business needs.
Equity Grant Timing and Equity Plan Information
We do not have a formal policy for the timing of equity award grants. Before 2018, we granted equity awards when our compensation committee determined appropriate to serve the incentive and retention purposes of the awards. Beginning in 2018, our compensation committee determined to initiate a practice of granting equity awards to our executive officers annually in the first half of the year, although grants may occur at other times during the year, including for new hires, promotions, to address special retention needs or otherwise as determined appropriate by the compensation committee. We currently grant equity awards to the NEOs under the 2014 Plan, which was adopted in connection with our initial public offering in 2014.
Taxation of  “Parachute” Payments
Sections 280G and 4999 of the Code provide that executive officers, directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a change of control that exceed certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any executive, including any NEO, with a gross up or other reimbursement payment for any tax liability that the executive might owe as a result of the application of Sections 280G or 4999 of the Code during 2020 and we have not agreed and are not otherwise obligated to provide any executive with such a gross up or other reimbursement.
Compensation Committee Report
The compensation committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on that review and discussion, the compensation committee has recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted,
Wesley Nichols (Chair)
Christopher Claus
John Mendel

2021 ANNUAL
PROXY STATEMENT
2020 Summary Compensation Table
The following table shows compensation awarded to, paid to or earned by the persons named below for each of the years ended December 31, 2020, 2019 and 2018, except for Messrs. Watson, Thomas, Smith and Swart, for whom compensation is shown for the years ended December 31, 2020 and 2019 only (reflecting that they were NEOs only during those years), and for Ms. Slanina, for whom compensation is shown for the year ended December 31, 2020 only (reflecting that she was an NEO only during that year).
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation ($)	Total ($)
Michael D. Darrow President and CEO	2020	505,208	—	2,230,780	428,913	409,755	61,266(4)	3,635,922
	2019	400,000	300,000	882,413	272,123	—	158,101(5)	2,012,637
	2018	400,000	70,868	331,178	407,713	—	9,479(6)	1,219,238
Noel B. Watson Former CFO and CAO	2020	367,330	—	1,225,702	490,033	—	28,878(7)	2,111,943
	2019	243,750	112,500	1,975,752	455,750	—	376,820(8)	3,164,572
Charles C. Thomas VP, Controller	2020	244,167	64,200	189,835	35,002	—	8,961(6)	542,165
	2019	237,500	74,718	100,215	47,984	—	8,757(9)	469,174
Kristin M. Slanina EVP, Chief Operating Officer	2020	114,299	150,000(10)	874,999	874,897	—	3,528(11)	2,017,723
Simon E. Smith EVP, Dealer Solutions	2020	383,333	—	624,280	196,013	138,900	13,944(6)	1,356,470
	2019	380,313	173,785	614,591	622,332	—	24,266(12)	1,815,287
Jeffrey J. Swart EVP, General Counsel and Secretary	2020	383,333	—	624,280	196,013	138,900	11,546(6)	1,354,072
	2019	400,000	100,000	744,496	215,928	—	14,880(12)	1,475,304

(1)
Other than with respect to Ms. Slanina, amounts represent discretionary bonuses for performance during the applicable year.

(2)
The amounts reported represent the aggregate grant-date fair value of the RSUs, options and PSUs awarded to the named executive officer, calculated in accordance with FASB ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used in calculating the grant-date fair value reported in this column are set forth in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. For PSUs, the grant date fair value reported is based on the probable outcome of the performance condition as of the grant date. The aggregate grant date fair value of the PSUs, assuming the highest level of achievement under the award, is as follows for each NEO who received a PSU award:

	Maximum Achievement Payout
	2020 PSU Grant	2019 PSU Grant
Michael D. Darrow	$1,647,930	$171,798
Noel B. Watson	$381,305	$—
Simon E. Smith	$152,519	$—
Jeffrey J. Swart	$152,519	$136,317

(3)
The amounts reported reflect cash incentive compensation under the 2020 annual incentive program as described in the CD&A section of this proxy statement for Messrs. Darrow, Smith and Swart.

(4)
Amount includes a monthly stipend of  $20,000 to reflect the assumed additional responsibilities as our Interim President and CEO until Mr. Darrow’s promotion to President and CEO in March 2020, 401(k) employer matching contributions of  $7,950 and the aggregate incremental costs of perquisites and other personal benefits.

(5)
Amount includes a monthly stipend of  $20,000 to reflect the assumed additional responsibilities as our Interim President and CEO beginning in June 2019, 401(k) employer matching contributions of  $8,400 and the aggregate incremental costs of perquisites and other personal benefits.

2021 ANNUAL
PROXY STATEMENT
(6)
Amount includes 401(k) employer matching contributions of  $7,950 and the aggregate incremental costs of perquisites and other personal benefits.

(7)
Amount includes 401(k) employer matching contributions of  $7,950 and the aggregate incremental costs of perquisites and other personal benefits, including relocation benefits worth $18,579.

(8)
Amount includes 401(k) employer matching contributions of  $5,067 and the aggregate incremental costs of perquisites and other personal benefits, including, among other things, a $200,000 partial signing bonus paid to Mr. Watson pursuant to his employment agreement, a housing allowance of  $90,000 for his first six months of employment and relocation benefits worth $80,173.

(9)
Amount includes 401(k) employer matching contributions of  $8,270 and the aggregate incremental costs of perquisites and other personal benefits.

(10)
Amount represents $150,000 in signing bonus in lieu of participating in the annual cash incentive program for 2020 paid to Ms. Slanina pursuant to her employment agreement.

(11)
Amount includes 401(k) employer matching contributions of  $2,656 and the aggregate incremental costs of perquisites and other personal benefits.

(12)
Amount includes 401(k) employer matching contributions of  $8,400 and the aggregate incremental costs of perquisites and other personal benefits.

2021 ANNUAL
PROXY STATEMENT
2020 Grants of Plan-Based Awards Table
Name	Grant Date	Estimated Future Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts under Equity Incentive Plan Awards(2)			All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael D. Darrow	3/16/2020				6,520	326,000	489,000	—	—	—	1,098,620
	3/9/2020				—	—	—	488,000(4)	323,000(5)	2.32	1,561,073
		188,800	295,000	689,270
Noel B. Watson	3/16/2020				1,509	75,431	113,147	—	—	—	254,202
	3/16/2020				—	—	—	362,500(6)	318,182(7)	2.68	1,461,533
		144,000	225,000	525,714
Charles C. Thomas	3/16/2020				—	—	—	70,834(8)	22,727(7)	2.68	224,837
Kristin M. Slanina	9/24/2020				—	—	—	180,041(9)	304,313(10)	4.86	1,749,896
Simon E. Smith	3/16/2020				603	30,172	45,258	—	—	—	101,680
	3/16/2020				—	—	—	195,000(11)	127,273(7)	2.68	718,613
		128,000	200,000	467,302
Jeffrey J. Swart	3/16/2020				603	30,172	45,258	—	—	—	101,680
	3/16/2020				—	—	—	195,000(11)	127,273(7)	2.68	718,613
		128,000	200,000	467,302
(1)
The amounts reported reflect the threshold, target and maximum performance-based cash incentive compensation amounts that could have been paid for 2020 under the 2020 annual incentive program for the senior executive team. The types and weighing of the performance measures under that program are described in the CD&A section of this proxy statement.

(2)
Represents PSUs tied to total stockholder return based on our CAGR measured against the CAGR performance of the Russell 2000 Total Return Index over a three-year performance period from March 16, 2020 through March 15, 2023. The PSUs provide an opportunity to earn 0% to 150% of the target number of PSUs granted. At the threshold level, 2% of the target number of PSUs granted will be earned; at the target level, 100% of the target number of PSUs granted will be earned; and at the maximum level, 150% of the target number of PSUs granted will be earned.

(3)
Amounts reflect aggregate grant date fair value of the stock option awards, RSUs and PSUs granted during 2020, computed in accordance with FASB ASC Topic 718. Assumptions used to calculate these amounts are described in Note 11, “Stock-based Awards,” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(4)
Consists of: (a) 188,000 RSUs that vest over four years, with 1/16th of the total number of shares subject to the RSUs vesting on June 15, 2020 and an additional 1/16th vesting quarterly thereafter; and (b) 300,000 RSUs that vest over two years, with 1/8th of the total number of shares subject to the RSUs vesting on June 15, 2020 and an additional 1/8th vesting quarterly thereafter.

(5)
The stock option award vests over four years, with 1/48th of the total number of shares subject to the option vesting on April 9, 2020 and an additional 1/48th vesting each month thereafter.

(6)
Consists of: (a) 175,000 RSUs that vest over four years, with 1/16th of the total number of shares subject to the RSUs vesting on May 15, 2020 and an additional 1/16th vesting quarterly thereafter; and (b) 187,500 RSUs that vest over two years, with 1/8th of the total number of shares subject to the RSUs vesting on May 15, 2020 and an additional 1/8th vesting quarterly thereafter.

(7)
The stock option award vests over four years, with 1/48th of the total number of shares subject to the option vesting on March 16, 2020 and an additional 1/48th vesting each month thereafter.

(8)
Consists of: (a) 29,167 RSUs that vest over four years, with 1/16th of the total number of shares subject to the RSUs

2021 ANNUAL
PROXY STATEMENT
vesting on May 15, 2020 and an additional 1/16th vesting quarterly thereafter; and (b) 41,667 RSUs that vest over two years, with 1/8th of the total number of shares subject to the RSUs vesting on May 15, 2020 and an additional 1/8th vesting quarterly thereafter.
(9)
The RSUs vest over four years, with 1/16th of the total number of shares subject to the RSUs vesting on March 15, 2021 and an additional 1/16th vesting quarterly thereafter.

(10)
The stock option award vests over four years, with 1/48th of the total number of shares subject to the option vesting on January 23, 2021 and an additional 1/48th vesting each month thereafter.

(11)
Consists of: (a) 70,000 RSUs that vest over four years, with 1/16th of the total number of shares subject to the RSUs vesting on May 15, 2020 and an additional 1/16th vesting quarterly thereafter; and (b) 125,000 RSUs that vest over two years, with 1/8th of the total number of shares subject to the RSUs vesting on May 15, 2020 and an additional 1/8th vesting quarterly thereafter.

2021 ANNUAL
PROXY STATEMENT
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding equity awards held by our named executive officers at December 31, 2020.
Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Valueof Shares or Units of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
		Exercisable	Unexercisable
Michael D. Darrow	3/1/2017(1)	179,166	20,834	$14.61	3/1/2027
	3/1/2017(2)					12,500	52,500
	6/10/2017(3)	54,000	36,000	$18.91	6/10/2027
	8/16/2017(3)	54,000	36,000	$16.62	8/16/2027
	8/16/2017(4)					1,107	4,649
	5/12/2018(5)	60,058	30,029	$9.59	5/12/2028
	5/12/2018(6)					10,586	44,461
	3/15/2019(7)	30,011	38,587	$6.93	3/15/2029
	3/15/2019(8)					18,522	77,792
	3/15/2019(9)							299	1,256
	6/8/2019(4)					23,541	98,872
	3/9/2020(11)	60,562	262,438	$2.32	3/9/2030
	3/9/2020(12)					152,750	641,550
	3/9/2020(13)					187,500	787,500
	3/16/2020(14)							6,520	27,384
Noel B. Watson	6/17/2019(10)	43,455	—	$5.34	2/16/2021
	3/16/2020(10)	59,660	—	$2.68	2/16/2021
Charles C. Thomas	5/15/2014(10)	4,061	—	$12.81	5/15/2024
	10/6/2014(10)	2,000	—	$20.85	10/6/2024
	2/3/2015(10)	1,030	—	$19.29	2/3/2025
	8/11/2016(10)	8,340	—	$10.85	8/11/2026
	6/10/2017(15)	18,792	9,756	$18.91	6/10/2027
	6/10/2017(4)					372	1,562
	5/12/2018(6)					4,988	20,950
	9/18/2018(16)	6,207	4,432	$13.49	9/18/2028
	3/15/2019(7)	5,292	6,804	$6.93	3/15/2029
	3/15/2019(8)					7,621	32,008
	3/16/2020(17)	4,734	17,993	$2.68	3/16/2030
	3/16/2020(18)					23,699	99,536
	3/16/2020(19)					26,042	109,376

2021 ANNUAL
PROXY STATEMENT
Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options		Option Exercise Price Per Share	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)	Market Valueof Shares or Units of Stock that have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)
		Exercisable	Unexercisable
Kristin M. Slanina	9/24/2020(20)	—	304,313	$4.86	9/24/2030
	9/24/2020(21)					180,041	756,172
Simon E. Smith	2/22/2013(10)	3,206	—	$7.92	2/22/2023
	5/2/2013(10)	1,069	—	$7.92	5/2/2023
	10/22/2013(10)	5,342	—	$8.88	10/22/2023
	2/28/2014(10)	3,549	—	$9.26	2/28/2024
	5/15/2014(10)	11,480	—	$12.81	5/15/2024
	3/14/2016(10)	8,021	—	$6.03	3/14/2026
	8/11/2016(10)	62,670	—	$10.85	8/11/2026
	6/10/2017(22)	52,239	21,825	$18.91	6/10/2027
	6/10/2017(4)					590	2,478
	5/12/2018(5)	18,618	9,309	$9.59	5/12/2028
	5/12/2018(6)					11,485	48,237
	3/15/2019(7)	11,907	15,309	$6.93	3/15/2029
	3/15/2019(8)					17,147	72,017
	4/8/2019(23)					12,500	52,500
	6/8/2019(24)	62,216	103,694	$5.45	6/8/2029
	6/8/2019(25)					29,426	123,589
	3/16/2020(17)	26,516	100,757	$2.68	3/16/2030
	3/16/2020(18)					56,875	238,875
	3/16/2020(19)					78,125	328,125
	3/16/2020(14)							603	2,533
Jeffrey J. Swart	5/2/2014(10)	300,000	—	$12.81	5/2/2024
	5/15/2014(10)	11,227	—	$12.81	5/15/2024
	8/11/2016(10)	200,000	—	$10.85	8/11/2026
	6/10/2017(26)	103,644	43,092	$18.91	6/10/2027
	6/10/2017(4)					1,180	4,956
	5/12/2018(5)	52,224	26,113	$9.59	5/12/2028
	5/12/2018(6)					9,205	38,661
	3/15/2019(7)	23,814	30,618	$6.93	3/15/2029
	3/15/2019(8)					14,697	61,727
	3/15/2019(9)							237	995
	9/16/2019(27)					75,625	317,625
	3/16/2020(17)	26,516	100,757	$2.68	3/16/2030
	3/16/2020(18)					56,875	238,875
	3/16/2020(19)					78,125	328,125
	3/16/2020(14)							603	2,533

(1)
The remaining unvested options vest in five equal monthly installments beginning January 30, 2021, subject to continued service with us.

(2)
The award vests in two equal quarterly installments beginning on February 15, 2021, subject to continued service with us.

(3)
The remaining unvested options vest on June 15, 2021, subject to continued service with us.

(4)
The award vests in two equal quarterly installments beginning on March 15, 2021, subject to continued service with us.

(5)
The remaining unvested options vest in 16 equal monthly installments beginning January 15, 2021, subject to continued service with us.

(6)
The award vests in six equal quarterly installments beginning on January 15, 2021, subject to continued service with us.

2021 ANNUAL
PROXY STATEMENT
(7)
The remaining unvested options vest in 27 equal monthly installments beginning January 15, 2021, subject to continued service with us.

(8)
The award vests in nine equal quarterly installments beginning on February 15, 2021, subject to continued service with us.

(9)
The PSUs and market value are calculated based on achieving threshold performance goals. The actual number of performance units that may vest will be determined by reference to our CAGR as measured against the CAGR performance of the Russell 2000 Total Return Index over a three-year performance period from March 15, 2019 through March 14, 2022.

(10)
The shares subject to the option are fully vested and immediately exercisable.

(11)
The remaining unvested options vest in 39 equal monthly installments beginning January 9, 2021, subject to continued service with us.

(12)
The award vests in 13 equal quarterly installments beginning on March 15, 2021, subject to continued service with us.

(13)
The award vests in five equal quarterly installments beginning on March 15, 2021, subject to continued service with us.

(14)
The PSUs and market value are calculated based on achieving threshold performance goals. The actual number of performance units that may vest will be determined by reference to our CAGR as measured against the CAGR performance of the Russell 2000 Total Return Index over a three-year performance period from March 16, 2020 through March 15, 2023.

(15)
Consist of two awards: (i) 9,000 options that vest on June 15, 2021, and (ii) 756 unvested options that vest in 6 equal monthly installments beginning January 15, 2021, both subject to continued service with us.

(16)
The remaining unvested options vest in 20 equal monthly installments beginning January 15, 2021, subject to continued service with us.

(17)
The remaining unvested options vest in 38 equal monthly installments beginning January 15, 2021, subject to continued service with us.

(18)
The award vests in 13 equal quarterly installments beginning on February 15, 2021, subject to continued service with us.

(19)
The award vests in five equal quarterly installments beginning on February 15, 2021, subject to continued service with us.

(20)
The remaining unvested options vest in 48 equal monthly installments beginning January 23, 2021, subject to continued service with us.

(21)
The award vests in 16 equal quarterly installments beginning on March 15, 2021, subject to continued service with us.

(22)
The remaining unvested options consist of two awards: (i) 18,279 options that vest on June 15, 2021, and (ii) 3,546 unvested options vest in six equal monthly installments beginning January 15, 2021, both subject to continued service with us.

(23)
The award vests in 10 equal quarterly installments beginning on January 15, 2021, subject to continued service with us.

(24)
The remaining unvested options vest in 30 equal monthly installments beginning January 8, 2021, subject to continued service with us.

(25)
The award vests in 10 equal quarterly installments beginning on March 15, 2021, subject to continued service with us.

(26)
The remaining unvested options consist of two awards: (i) 36,000 options that vest on June 15, 2021, and (ii) 7,092 unvested options that vest in six equal monthly installments beginning January 15, 2020, both subject to continued service with us.

(27)
The award vests in 11 equal quarterly installments beginning on March 15, 2021, subject to continued service with us.

2021 ANNUAL
PROXY STATEMENT
2020 Option Exercises and Stock Vested Table
The following table provides information, on an aggregate basis, regarding (i) stock options exercised during 2020, including the total number of shares acquired upon exercise and the aggregate value realized before payment of any applicable withholding tax and broker commissions, and (ii) RSUs that vested during 2020.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Michael D. Darrow	—	—	238,288	925,377
Noel B. Watson	—	—	172,497	628,467
Charles C. Thomas	—	—	29,486	109,201
Simon E. Smith	—	—	97,973	359,602
Jeffrey J. Swart	—	—	109,675	402,355

(1)
The amount shown is the total gross dollar value realized upon the vesting of the RSUs, based on the closing price of our common stock on the day prior to the vest date.

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EXECUTIVE EMPLOYMENT ARRANGEMENTS
We have employment agreements with Messrs. Darrow, Reigersman and Swart, and we previously had employment agreements with Messrs. Watson and Smith and Ms. Slanina before they left the Company. These agreements provide for at-will employment and generally include the NEO’s base salary, an indication of eligibility for an annual performance-based bonus opportunity, equity awards and certain severance and change in control benefits. These employment arrangements are described below and in “Potential Payments upon Termination, Change in Control or Certain Other Events” below.
Michael Darrow
For 2020, Mr. Darrow, until March 2020 our EVP of Partner & OEM Development, the President of our ALG, Inc. subsidiary and our Interim President and CEO, and from and after March 2020 our President and CEO, had an annual base salary of  $400,000 (together with a $20,000 monthly stipend) before his appointment as CEO and $590,000 after that appointment, and was eligible for a performance-based bonus opportunity targeted at 100% of his base salary.
We entered into an employment agreement with Mr. Darrow as of February 28, 2017 (the “Prior Darrow Employment Agreement”). Pursuant to the Prior Darrow Employment Agreement, Mr. Darrow was eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in our executive benefit plans and programs on the same terms and conditions as other similarly-situated employees. In connection with his appointment on March 9, 2020 as our permanent President and CEO, we entered into an employment agreement with Mr. Darrow as of March 9, 2020 (the “New Darrow Employment Agreement”), which superseded the Prior Darrow Employment Agreement. Pursuant to the New Darrow Employment Agreement, Mr. Darrow was granted an option to purchase 323,000 shares of our common stock, 488,000 RSUs and 326,000 PSUs.
Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Prior Darrow Employment Agreement.
Noel Watson
For 2020, Mr. Watson, our CFO and CAO until November 16, 2020, had an annual base salary of  $450,000 and was eligible for a performance-based bonus.
We entered into an employment agreement with Mr. Watson as of May 24, 2019 (the “Watson Employment Agreement”). Pursuant to the Watson Employment Agreement, Mr. Watson was eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in our executive benefit plans and programs on the same terms and conditions as other similarly-situated employees. Mr. Watson also was eligible to receive a $400,000 signing bonus, with $200,000 paid on June 28, 2019 and $200,000 that would have been payable on December 31, 2020, provided that Mr. Watson had remained employed with us on such date (except in the case of a change of control). Because his employment terminated on November 16, 2020, he did not receive the second tranche of the signing bonus, and would have been required to repay a prorated portion of the first tranche of the signing bonus, except that we entered into a separation agreement and release in connection with which we agreed to forbear on recouping that prorated amount. Under the Watson Employment Agreement, Mr. Watson was entitled to up to $100,000 of relocation assistance benefits and a monthly housing allowance of  $15,000 for the first six months of his employment, neither of which were subject to a tax gross up. Additionally, as described in greater detail elsewhere in this proxy statement, Mr. Watson received Retention RSUs in 2020, which are subject to double-trigger change-in-control acceleration provisions.

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Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Watson Employment Agreement.
Charlie Thomas
For 2020, Mr. Thomas, our Vice President and Controller and, from November 16, 2020, our principal financial officer and principal accounting officer (Mr. Thomas relinquished the principal financial officer role upon Mr. Reigersman’s commencement of employment as Chief Financial Officer on January 27, 2021), had an annual base salary of  $237,500 until September 1, 2020, and $257,500 thereafter, and was eligible for a performance-based bonus. We do not, and did not in 2020, have an employment agreement with Mr. Thomas, but, as described in greater detail elsewhere in this proxy statement, Mr. Thomas received Retention RSUs in 2020, which are subject to double-trigger change-in-control acceleration provisions.
Jantoon Reigersman, Kristin Slanina, Simon Smith and Jeffrey Swart
For 2020, Ms. Slanina, our EVP and Chief Operating Officer from September 24, 2020, had an annual base salary of  $425,000; Mr. Smith, our EVP of Dealer Solutions, had an annual base salary of  $400,000; and Mr. Swart, our EVP, General Counsel and Secretary, had an annual base salary of  $400,000.
In January 2021, we hired Mr. Reigersman, our CFO, who had an annual base salary of  $425,000 beginning on January 27, 2021, when he joined us.
We entered into an employment agreement with Ms. Slanina as of September 9, 2020 (the “Slanina Employment Agreement”), with Mr. Smith as of July 15, 2019 (the “Smith Employment Agreement”), with Mr. Swart as of January 26, 2017 (the “Swart Employment Agreement”) and with Mr. Reigersman as of January 20, 2021 (the “Reigersman Employment Agreement”). Pursuant to their employment agreements, each of Ms. Slanina and Messrs. Smith and Swart was eligible in 2020 to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in our executive benefit plans and programs on the same terms and conditions as other similarly-situated employees and for an annual performance-based bonus (except for Ms. Slanina, who received a signing bonus in lieu of participating in the 2020 executive incentive plan). For 2021, Mr. Reigersman will similarly be eligible for an annual performance-based bonus, to receive awards of stock options, restricted stock or other equity awards pursuant to any plans or arrangements we may have in effect from time to time and to participate in our executive benefit plans and programs on the same terms and conditions as other similarly-situated employees.
Additionally, as described in greater detail elsewhere in this proxy statement, Messrs. Smith and Swart received Retention RSUs in 2020, which are subject to double-trigger change-in-control acceleration provisions.
Please see “Potential Payments upon Termination, Change in Control or Certain Other Events” below for additional information on the Slanina Employment Agreement

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Potential Payments upon Termination, Change in Control or Certain Other Events
The severance and change in control-related terms of the Prior Darrow Employment Agreement, the New Darrow Employment Agreement, the Watson Employment Agreement, the Slanina Employment Agreement, the Smith Employment Agreement, the Swart Employment Agreement and the Reigersman Employment Agreement (collectively, the “Executive Employment Agreements”) related to potential payments upon termination, change in control and certain other events are generally the same, except as noted below. Except as noted, the description below applies to each Executive Employment Agreement, and refers to Messrs. Darrow, Watson, Reigersman, Smith and Swart and Ms. Slanina, as applicable, as the “Executive.”
Effective November 16, 2020, Mr. Watson resigned from his positions as our CFO and CAO and Charles Thomas was appointed as our principal financial officer and principal accounting officer. We do not, and did not in 2020, have an employment agreement with Mr. Thomas (but please refer to the description of his Retention RSU grant later in this section for a summary of equity acceleration rights available to him in connection with certain events following a change of control). The description below relates to the Watson Employment Agreement as it was in effect on the last day of Mr. Watson’s employment.
The following summary is qualified in its entirety by reference to the Executive Employment Agreements, and references to “equity awards” do not, for purposes of this summary, include PSUs, whose treatment is discussed later in this section.
Under the Executive Employment Agreements, if we terminate the Executive’s employment with us for a reason other than cause (as defined in the Executive Employment Agreement and summarized below), or the Executive resigns from his or her employment for good reason (as defined in the Executive Employment Agreement and summarized below), and in each case, the termination occurs before a change in control (as defined in the Executive Employment Agreement and summarized below), then, subject to the Executive signing a release of claims agreement with us and his or her continued compliance with a confidential information agreement entered into with us (and, in the case of the Prior Darrow Employment Agreement, continued compliance with the non-solicitation provisions in the Prior Darrow Employment Agreement), he or she will receive: (i) continuing payments of his or her base salary for a period of time beginning immediately after his or her separation of service through the date that is six months after the separation date, plus an additional two months for every fully completed year of service with us (measured from his or her original start date with us or any predecessor to us), but not to exceed a total of 12 months (the “Executive Severance Period”), except in the cases of the New Darrow Employment Agreement, in which case these payments continue for 12 months after his separation date, and Mr. Watson, in which case these payments would have continued for 18 months after his separation date, if that date had been before June 17, 2020, and for 12 months after his separation date otherwise, and the “Executive Severance Period” with respect to the New Darrow Employment Agreement and Mr. Watson will refer to these alternative periods; (ii) the immediate vesting of each of his or her then-outstanding equity awards as to the number of shares that otherwise would have vested had he remained our employee through the 12-month anniversary of the termination date; (iii) in the case of the New Darrow Employment Agreement, the payment of the full target bonus for the year in which the termination occurs at the same time that the Company pays other executives a bonus for that year, but in no case later than March 15 of the following year; and (iv) reimbursement (the “COBRA Reimbursement”) for the payments the Executive makes for medical, vision

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and dental coverage under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or, except in Mr. Swart’s case, at our election, direct payment of the COBRA premiums to the insurance provider, up to the full Executive Severance Period (the “Direct COBRA Benefits” and, collectively with the COBRA Reimbursements, the “COBRA Coverage”), except in the case of Mr. Watson, where the period in question would have been 12 months from his separation date. If we cannot provide the COBRA Coverage to which the Executive becomes entitled without a violation of applicable laws, we may instead provide a monthly cash payment, plus a gross-up amount to cover the taxes on the payment, during the Executive Severance Period (which the Executive may, but does not have to, use toward his health care continuation costs). If we cannot provide these cash payments in lieu of COBRA Coverage without violating applicable law, then we will not provide the Executive with the COBRA Coverage or these cash payments.
If the Executive’s employment terminates due to his or her death or disability (as defined in the Executive Employment Agreement and summarized below), regardless of whether before, on or after a change in control, then, subject to the Executive (or his or her estate) signing a release of claims agreement with us and his or her continued compliance with a confidential information agreement entered into with us (and, in the case of the Prior Darrow Employment Agreement, continued compliance with the non-solicitation provisions in the Prior Darrow Employment Agreement), the Executive will receive: (i) immediate vesting as to 100% of his or her then-outstanding equity awards; and (ii) the COBRA Reimbursement (or, except for Mr. Swart and in the case of the Prior Darrow Employment Agreement, at our election, the Direct COBRA Benefits) up to the full Executive Severance Period (but if the applicable COBRA Coverage is in violation of applicable laws, the Executive will not receive the COBRA Coverage or any cash payments in lieu thereof).
Under the terms of each Executive Employment Agreement, if we terminate the Executive’s employment for a reason other than cause, or the Executive resigns from his or her employment for good reason, and in each case, the termination occurs upon the closing of a change in control or later, then, subject to the Executive signing a release of claims agreement with us and his or her continued compliance with a confidential information agreement entered into with us (and, in the case of the Prior Darrow Employment Agreement, continued compliance with the non-solicitation provisions in the Prior Darrow Employment Agreement), he or she will receive: (i) continuing payments of his or her base salary during the Executive Severance Period; (ii) immediate vesting as to 100% of his or her then-outstanding equity awards that were granted to him or her at least 90 days (or, in the case of the New Darrow Employment Agreement, 60 days) before the change in control; (iii) in the case of the New Darrow Employment Agreement, the payment of the full target bonus for the year in which the termination occurs; (iv) the COBRA Reimbursement or, except for Mr. Swart and in the case of the Prior Darrow Employment Agreement, at our election, the Direct COBRA Benefits (or the cash payments in lieu thereof, as described above, unless doing so would violate applicable laws) up to the full Executive Severance Period, except in the case of Mr. Watson, where the period in question would have been 12 months from his separation date; and (v) with respect to Mr. Watson, he would have received any unpaid portion of his signing bonus and would have been relieved of any obligation to repay any portion of the signing bonus and his relocation benefits.
If a change in control occurs while the Executive remains employed with us and he or she remains employed with us (or our successor) as of the first day immediately following the 12-month anniversary of the closing of the change in control, then 100% of any of the Executive’s then-outstanding equity awards that were granted at least 90 days (or, in the case of the New Darrow Employment Agreement, 60 days) before the change in control will vest and, if applicable, become fully exercisable.
Each of the Executive Employment Agreements provides that any severance payments and benefits to the Executive will be subject to a delay in payment if and to the extent required by Section 409A of the Code. If the severance payments and other benefits payable to an Executive constitute “parachute payments” under Section 280G of the Code and would be subject to the applicable excise tax, then the Executive’s severance and other benefits will be either delivered in full or delivered to such lesser extent as would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the Executive on an after-tax basis of the greatest amount of benefits.
In addition, in connection with our grant to Messrs. Watson, Smith, Swart and Thomas of Retention RSUs, as described earlier in this proxy statement, we entered into an agreement with them providing that if we terminate their employment for a reason other than cause, they resign for good reason or their employment terminates due to their

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death or disability, and in each case, the termination occurs on or after a change in control, then all of their then-outstanding Retention RSUs will immediately vest in full. The Retention RSUs contain the same provisions with respect to Section 280G and Section 409A of the Code as the Executive Employment Agreements. To the extent that the terms of the employment agreements between us and any of our NEOs who received Retention RSUs other than Mr. Thomas conflict with the terms of the Retention RSUs, the terms of the applicable employment agreement control.
Treatment of PSUs
In 2019, we issued performance units, or 2019 PSUs, to our executives, and in 2020, we issued performance-based RSUs, or 2020 PSUs, to our executives. In our last proxy statement, we referred to the 2019 PSUs as PUs, but for simplicity we refer to them as 2019 PSUs in this proxy statement. Because the 2019 PSUs and 2020 PSUs are similar equity instruments, we refer to them collectively as PSUs except where necessary to explain a relevant difference. The terms of the PSUs supersede any contrary terms of an Executive’s employment agreement. The following summary of the treatment of PSUs in connection with certain triggering events applies to each of our NEOs, regardless of the provisions of his or her individual employment agreement, and is qualified in its entirety by reference to the form of PSU award agreement that we have previously filed.
If a triggering event does not occur, the 2019 PSUs will vest at the end of a three-year “performance period” beginning on March 15, 2019 and ending on March 14, 2022, and the 2020 PSUs will vest at the end of a performance period beginning on March 16, 2020 and ending on March 15, 2023, in each case with a number of shares of our common stock being issued in settlement of each PSU between 0 and 1.5 shares. The number of shares issued in settlement is determined by comparing our compound annual growth rate, or CAGR, during the performance period to that of the Russell 2000 Total Return Index. The compensation committee will determine, within 90 days of the end of the performance period, the number of shares that will vest under the PSUs based on our performance against the metrics during the performance period, on a date referred to as the “determination date.”
If the Executive experiences a qualifying termination or, with respect to 2020 PSUs, retires, in each case, before a change in control and before the end of the performance period, then, subject to the Executive signing a release of claims agreement with us, he or she will remain eligible to vest on the determination date in a pro-rata portion of his or her PSUs that would have vested on the determination date had he or she remained a service provider through the performance period, based on our comparative CAGR performance during the performance period. The pro-rata portion is determined by dividing the total number of days between the beginning of the performance period and the Executive’s termination date by the total number of days in the performance period. Any shares that vest under this provision will not be settled until the determination date, at which time those vested PSUs will be settled for common stock.
If a change in control occurs after the qualifying termination (or, with respect to 2020 PSUs, after the Executive retires), but before the last day of the performance period, then, subject to the Executive signing a release of claims agreement with us, the pro-rata portion of the Executive’s PSUs in which the Executive will vest will be determined and settled based on our comparative CAGR performance during the portion of the performance period before and including the date of the change in control, with our ending stock price being the price of our stock in the change in control. We refer to this settlement exchange ratio as the CIC Achievement Level. If the acquiring entity assumes the 2019 PSUs, they will be settled on the last day of the performance period; otherwise, they will be settled immediately before the change in control. If the acquiring entity assumes the 2020 PSUs, they will be settled on or shortly after the change in control; otherwise, they will be settled immediately before the change in control.
If the Executive dies or becomes disabled before the end of the performance period and before a change in control, the PSUs will immediately vest at target levels and each PSU will be settled for one share of our common stock.
If a change in control occurs while the Executive remains employed with us, his or her PSUs will settle at the CIC Achievement Level, subject to his or her continued employment through the end of the performance period, unless the acquiring entity does not assume the PSUs, in which case they vest and are settled immediately before the change in control.
If the Executive is terminated without cause or resigns for good reason after a change in control but before the end of the performance period, then, subject to the Executive signing a release of claims agreement with us, the PSUs will

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vest immediately but the 2019 PSUs will not be settled until the end of the performance period, at which time they will be settled at the CIC Achievement Level, while the 2020 PSUs will be settled promptly after the termination. If the Executive retires after a change in control but before the end of the performance period, a pro-rata portion of his or her 2019 PSUs (determined by dividing the total number of days between the beginning of the performance period and the Executive’s termination date by the total number of days in the performance period) will vest and be settled at the CIC Achievement Level. With respect to the 2020 PSUs, if a change in control occurs before the end of the performance period, if the Executive is retirement eligible or later becomes retirement eligible before the end of the performance period, a pro rata portion of the 2020 PSUs will immediately vest and be settled at the CIC Achievement Level, with the proration determined by dividing the total number of days between the beginning of the performance period and the change in control date (or, if later, the date he or she became retirement eligible) by the total number of days in the performance period. If the Executive dies or becomes disabled after a change in control but before the end of the performance period, his or her PSUs will immediately vest and will be settled at the CIC Achievement Level.
Definitions
Except as noted, the definitions below apply to each Executive Employment Agreement and the PSU award agreement, and each agreement refers to Messrs. Darrow, Watson, Reigersman, Smith and Swart and Ms. Slanina, as applicable, as the “Executive.” Additionally, the definitions below apply to the Retention RSUs granted to Mr. Thomas, and for that purpose, Mr. Thomas is referred to as the “Executive.” The following are summaries of the definitions included in the Executive Employment Agreements and the PSU award agreement, and are qualified in their entirety by reference to the Executive Employment Agreements and the PSU award agreement, as applicable.
As used in this section, “cause” means: (i) the Executive’s failure to perform his or her assigned duties or responsibilities as an employee (other than a failure resulting from the Executive’s disability) after written notice thereof from us describing the failure to perform such duties or responsibilities; (ii) the Executive engaging in any act of dishonesty, fraud or misrepresentation with respect to us; (iii) the Executive’s violation of any federal or state law or regulation applicable to our business or our affiliates; (iv) the Executive’s breach of any confidentiality agreement or invention assignment agreement; or (v) the Executive being convicted of, or entering a plea of nolo contendere to, any crime. Each Executive Employment Agreement notes, for purposes of clarity, that the Executive’s termination of employment due to death or disability is not, by itself, deemed to be a termination by us other than for cause or a resignation for good reason.
As used in this section, “change in control” means: (i) a change in our ownership that occurs on the date that any person, or persons acting as a group, acquires ownership of our stock that, together with the stock held by such person, constitutes more than 50% of the total voting power of our stock; provided, that for purposes of this subsection (i), the acquisition of additional stock by any one person who is considered to own more than 50% of the total voting power of our stock will not be considered a change in control; provided, further, in the case of each Executive Employment Agreement, that our Board may, in its reasonable judgment, determine that any such change in the ownership of our stock as a result of a financing or otherwise for fundraising purposes, and in each case that is approved by the Board before the change in ownership, also will not be considered a change in control; (ii) in the case of the PSU award agreement only, a change in our effective control which occurs on the date that a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election (but if any person is considered to be in effective control of us, the acquisition of additional control by the same person will not be a change in control); or (iii) subject to certain exclusions specified in the Executive Employment Agreements and the PSU award agreement, a change in the ownership of a substantial portion of our assets that occurs on the date that any person, or persons acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by the person or persons) assets from us that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of our assets immediately before the acquisition or acquisitions; provided, that our Board may determine in its reasonable judgment that certain asset transfers that should not be considered to be a change in control due to extenuating factors. However, a transaction will not constitute a change in control if  (x) its sole purpose is to change the state of our incorporation or (y) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held our securities immediately before the transaction. In addition, a transaction will not be deemed a change in control unless it qualifies as a change in control event within the meaning of Section 409A of the Code.

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As used in this section, “disability” means the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering our employees.
As used in this section, “good reason” means the Executive’s resignation within 30 days following the expiration of a cure period (discussed below) following the occurrence of one or more of the following, without the Executive’s consent: (i) a material reduction in the Executive’s base salary, which reduction is not applicable to a majority of our senior management, excluding the substitution of substantially equivalent compensation and benefits; (ii) a material reduction of the Executive’s authority, duties or responsibilities, unless the Executive is provided with a comparable position; provided, that a reduction in authority, duties or responsibilities primarily by virtue of our being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when our CEO remains as such following an acquisition where we become a wholly owned subsidiary of an acquirer, but is not made the CEO of the acquiring company), will not constitute “good reason” (and, in Ms. Slanina’s case, a change in the Company’s reporting structure that results in her reporting to an executive other than the CEO will not constitute “good reason”); or (iii) a material change in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of 50 miles or less from the Executive’s then-present location or to the Executive’s home as his or her primary work location will not be considered a material change in geographic location. For an event to qualify as good reason, the Executive must not terminate employment with us without first providing us with written notice of the acts or omissions constituting the grounds for “good reason” within 90 days of the initial existence of the grounds for “good reason” and a reasonable cure period of not less than 30 days following the date of such notice, and such grounds must not have been cured during such time and for all but Mr. Swart, any resignation for “good reason” must occur within two years of the initial existence of the acts or omissions constituting the grounds for “good reason.”
As used in this section, “qualifying termination” means, (i) with respect to 2019 PSUs, (x) the Executive’s termination on or after May 15, 2021 due to retirement, (y) the Executive’s termination without cause or (z) the Executive’s resignation for good reason and, (ii) with respect to 2020 PSUs, (x) the Executive’s termination without cause or (y) the Executive’s resignation for good reason.
As used in this section, “retirement” means, (i) with respect to 2019 PSUs, the Executive’s ceasing to be a service provider for any reason other than his or her disability, death or termination by us for cause if he or she (x) is then at least age 65, (y) has previously served as a service provider for not less than five years and (z) has provided at least six months’ advance written notice to us of his or her intention to terminate due to retirement and, (ii) with respect to 2020 PSUs, the Executive’s voluntary termination other than for good reason, on or after becoming retirement eligible.
As used in this section, “retirement eligible” means, as of a given date that occurs on or after May 15, 2022, (i) the Executive is a current service provider (as defined in the 2014 Plan), (ii) the Executive is then at least age 65 and (iii) the Executive has continuously served as a service provider for not less than five years (measured back from, and inclusive of, the given date of determination).

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Estimated Payments Upon Termination of Employment and/or a Change in Control
The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the NEOs serving as of the end of 2020 pursuant to the employment agreements in effect at that time. Payments and benefits are estimated assuming that the triggering event took place on the last business day of 2020 (December 31, 2020), and the price per share of our common stock is the closing price of our common stock on that date of  $4.20. There can be no assurances that a triggering event would produce the same or similar results as those estimated below if it occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments of benefits, any actual payments and benefits may be different.
Name		Potential Payments Upon
	Benefit	Termination other than for Cause or a Termination for Good Reason		Change in Control ($)(1)	Death or Disability ($)
		Prior to Change in Control ($)	Upon or Following Change in Control ($)
Michael D. Darrow	Cash Severance(2)	1,180,000	1,180,000	—	—
	Vesting Acceleration of Equity Awards(3)	1,601,018(4)	4,254,511(5)	3,055,063	3,632,707(6)
	Continued Coverage of Employee Benefits(7)	29,709	29,709	—	29,709
	Total Benefits	2,810,727	5,464,220	3,055,063	3,662,416
Charles C. Thomas	Cash Severance	—	—	—	—
	Vesting Acceleration of Equity Awards	—	109,376(8)	—	109,376(8)
	Continued Coverage of Employee Benefits	—	—	—	—
	Total Benefits	—	109,376	—	109,376
Kristin M. Slanina	Cash Severance(9)	212,500	212,500	—	—
	Vesting Acceleration of Equity Awards(3)	189,042(4)	756,172(5)	567,130	756,172(6)
	Continued Coverage of Employee Benefits(7)	4,743	4,743	—	4,743
	Total Benefits	406,285	973,415	567,130	760,915
Simon E. Smith	Cash Severance(9)	400,000	400,000	—	—
	Vesting Acceleration of Equity Awards(3)	555,115(4)	1,209,056(5)	687,617	1,145,695(6)
	Continued Coverage of Employee Benefits(7)	29,709	29,709	—	29,709
	Total Benefits	984,824	1,638,765	687,617	1,175,404
Jeffrey J. Swart	Cash Severance(9)	400,000	400,000	—	—
	Vesting Acceleration of Equity Awards(3)	621,618(4)	1,333,206(5)	775,179	1,319,671(6)
	Continued Coverage of Employee Benefits(7)	20,769	20,769	—	20,769
	Total Benefits	1,042,387	1,753,975	775,179	1,340,440

(1)
If a change in control occurs while the Executive remains employed by us and if he or she remains employed with us (or our successor) on the first day immediately following the 12-month anniversary of the closing of the change in control, then 100% of any of the Executive’s equity awards other than PSUs that both are outstanding as of such date and were granted to him or her at least 90 days (60 days, in the case of Mr. Darrow) before the change in control will vest and, if applicable, become fully exercisable. If the change of control occurs during the three-year performance

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period applicable to the Executive’s PSUs, then the number of PSUs that vest in connection with the change of control will be determined based upon the Company’s CAGR performance measured against the Index companies’ CAGR performance during the portion of the performance period that precedes the effective date of the change of control, but if the acquiring or surviving company assumes or substitutes the PSUs with substantially similar equity awards, then they will not vest until the last day of the performance period (but with the number of PSUs vesting having been determined as of the closing of the change in control as described earlier). We have prepared this table on the assumption that the PSUs are not assumed in connection with a change of control.
(2)
Reflects the continuing payments of Mr. Darrow’s base salary during the 12 months following his termination and his full target bonus compensation for the year in which the termination occurs.

(3)
Reflects the aggregate value of unvested option grants with an exercise price less than $4.20, the closing price of our common stock on the last business day of 2020 (December 31, 2020), and other equity awards. For unvested option grants with exercise prices less than $4.20, the aggregate value is determined by multiplying (i) the number of shares subject to such options as of December 31, 2020 by (ii) the difference between $4.20 and the exercise price of such options. The amounts do not reflect any dollar value associated with the acceleration of options with exercise prices in excess of  $4.20. For unvested RSUs, the aggregate value is determined by multiplying (x) the number of shares subject to such awards as of December 31, 2020 by (y) $4.20. For unvested PSUs, the aggregate value is determined by multiplying (A) the number of shares subject to such PSUs that potentially vest (subject to other vesting conditions described further in these notes) as of December 31, 2020 by (B) $4.20.

(4)
Reflects the value of the immediate vesting of each then-outstanding equity award (other than PSUs) as to the number of shares that otherwise would have vested had the Executive remained employed through the 12-month anniversary of the termination date. For PSUs, the value is determined by multiplying the target payout by the quotient obtained by dividing the total number of days from the beginning of the performance period to December 31, 2020 by the total number of days during the performance period.

(5)
Reflects the value of the immediate vesting of 100% of each then-outstanding RSU and option award that is both outstanding as of the Executive’s termination date and was granted to him or her at least 90 days (60 days, in the case of Mr. Darrow) before the change in control. Does not reflect any value for 2019 PSUs, because no 2019 PSUs would have vested had a change of control occurred on December 31, 2020 in light of the performance of the Company’s CAGR as compared to the CAGR of the Index companies. Reflects a 150% target value for PSUs granted in 2020, because the PSUs would have vested at a maximum value of 150% had a change of control occurred on December 31, 2020 in light of the performance of the Company’s CAGR as compared to the CAGR of the Index companies.

(6)
Reflects the value of the immediate vesting of 100% of each then-outstanding RSU and option award that is both outstanding as of the Executive’s termination date. For PSUs, reflects the immediate vesting of the target number of PSUs.

(7)
Reflects the estimated cost of COBRA or benefits continuation coverage, as applicable, during the Severance Period.

(8)
Reflects the value of the immediate vesting of 100% of Mr. Thomas’s Retention RSUs that were outstanding as of December 31, 2020. The value is determined by multiplying the number of unvested shares subject to the award as of December 31, 2020 by $4.20.

(9)
Reflects the continuing payments of the Executive’s base salary during the Executive’s Severance Period. The Severance Period is defined as the period of time beginning immediately after the Executive’s separation of service through the date that is six months after the separation, plus an additional two months for every fully completed year of service up to a maximum of 12 months.

2015 Inducement Equity Incentive Plan
The 2015 Inducement Equity Incentive Plan, or the Inducement Plan, was adopted in 2015 without stockholder approval pursuant to Nasdaq Stock Market Rule 5635(c)(4). No shares remain available for grant under the Inducement Plan, and no grants were made under the Inducement Plan in 2020. The Inducement Plan provided for the grant of equity-based awards in the form of nonstatutory stock options and its terms are substantially similar to the 2014 Plan, including with respect to treatment of equity awards in the event of a “merger” or “change in control” as defined under the Inducement Plan.
2014 Equity Incentive Plan
The 2014 Plan provides that in the event of a “merger” or “change in control” as defined under the 2014 Plan, each outstanding award will be treated as the administrator determines, except that if a successor company or its

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parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then the award will fully vest, all restrictions on the award will lapse, all performance goals or other vesting criteria applicable to the award will be deemed achieved at 100% of target levels and the award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time. If the service of an outside director is terminated on or following a change in control, other than pursuant to a voluntary resignation, his or her options, RSUs and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock will lapse and all performance goals or other vesting requirements for his or her PSUs will be deemed achieved at 100% of target levels, and all other terms and conditions met.
Amended and Restated 2005 Stock Plan and 2008 Stock Plan
Our Amended and Restated 2005 Stock Plan, or the 2005 Plan, and our 2008 Plan, or the 2008 Plan, provide that in the event of a “merger” or “change in control,” as defined therein, each outstanding award will be treated as the administrator determines, and unless determined otherwise by the administrator, will be assumed or an equivalent award substituted by the successor company or a parent or subsidiary of the successor company. If the successor corporation in a merger or change in control refuses to assume or substitute for the award, then the participant will fully vest in and have the right to exercise the award that is not assumed or substituted as to all of the award (including shares as to which it would not otherwise be vested or exercisable). If an award is not assumed or substituted for in connection with a merger or change in control, the administrator will notify the participant in writing that the award will be fully exercisable for a period of time as determined by the administrator in its sole discretion and the award will terminate upon the expiration of that period for no consideration, unless otherwise determined by the administrator. No shares remain available for grant under the 2005 Plan or the 2008 Plan, and no grants were made under those plans in 2020.

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Equity Compensation Plan Information
Securities Authorized for Issuance Under Equity Compensation Plans
The following table sets forth information regarding our equity compensation plans as of December 31, 2020:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders(1)	15,087,756(2)	$9.93(3)	13,055,713(4)
Equity compensation plans not approved by stockholders(5)	2,349,642	$ 8.36	—
Total	17,437,398	$9.58 (3)	13,055,713(4)

(1)
The 2014 Plan contains an evergreen provision, pursuant to which the number of shares of common stock available for issuance thereunder is increased on the first day of each fiscal year by an amount equal to the least of  (a) 10,000,000 shares, (b) 5% of the outstanding shares of common stock on the last day of our immediately preceding fiscal year and (c) such other amount as our Board may determine.

(2)
Includes 6,918,474 shares of common stock subject to RSUs that entitle each holder to one share of common stock for each RSU that vests over the holder’s period of continued service.

(3)
Weighted-average exercise price does not include shares issuable upon vesting of RSUs, which have no exercise price.

(4)
Does not include 4,984,547 shares that became available for issuance under the 2014 Plan on January 1, 2021 pursuant to the evergreen provision.

(5)
Includes outstanding exercisable warrants totaling 509,642 shares at December 31, 2020. Of the total outstanding options issued pursuant to the Inducement Plan, there were 1,840,000 options exercisable at December 31, 2020. Refer to “2015 Inducement Equity Incentive Plan” under the heading “Potential Payments upon Termination” for a discussion of our Inducement Plan.

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CEO PAY RATIO
Set forth below is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of our other employees for 2020.
Mr. Darrow’s 2020 annual total compensation was $3,635,922. The 2020 annual total compensation of our median compensated employee other than Mr. Darrow was $135,806. Based on this information, for 2020, the ratio of the annual total compensation of Mr. Darrow to the median of the annual total compensation of all other employees was 27 to 1.
To find the median compensated employee, we used wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2020 as our consistently-applied compensation measure and selected the median employee from that list (after excluding Mr. Darrow). As of December 31, 2020, we had 435 employees. Since all of these employees are located in the United States, as is Mr. Darrow, we did not make any cost-of-living adjustments or foreign currency conversions. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our named executive officers in the Summary Compensation Table.
The pay ratio disclosed above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

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CERTAIN RELATIONSHIPS AND RELATED PARTY AND OTHER TRANSACTIONS
In addition to the director and executive officer compensation arrangements and indemnification arrangements discussed above under “Executive Officers, Directors and Corporate Governance” and “Executive Compensation,” the following is a description of each transaction since January 1, 2020 and each currently proposed transaction in which:
•
we have been or are to be a participant;

•
the amount involved exceeded or exceeds $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals, had or will have a direct or indirect material interest.

Transactions with Directors and Their Affiliates
USAA
USAA, a large stockholder and formerly our most significant affinity group marketing partner, beneficially owned approximately 9.0% of our common stock at December 31, 2020. In February 2020, days before the expiration of our then-current partnership agreement, which we refer to as the Former USAA Agreement, USAA informed us that it did not wish to extend our partnership, and we accordingly entered into a Transition Services Agreement and an associated Order Addendum No. 1 (Transition of Auto-Buying Program Platform) with USAA Federal Savings Bank, a wholly-owned subsidiary of USAA to which we refer as USAA FSB, as of February 14, 2020. We refer to this Transition Services Agreement and the associated Order Addendum collectively as the TSA.
Pursuant to the TSA, and upon the terms and subject to the conditions thereof, among other things, we continued to operate the white-labeled website through which USAA FSB makes available to USAA members a new and used automobile buying program, which we refer to as the Auto-Buying Program during a transitional period that ended on September 30, 2020. The entry into the TSA did not change the revenue sharing amounts payable by us in connection with transactions by USAA members through the Auto-Buying Program, and USAA FSB paid us a $20 million transition services fee over the term of the TSA, which we refer to as the Transition Services Fee. The TSA required USAA FSB, subject to wind-down negotiations and certain regulatory carveouts, to use commercially reasonable efforts to support the Auto-Buying Program in a manner materially consistent with the manner in which it operated the Auto-Buying Program on February 14, 2020.
From time to time under the Former USAA Agreement and the TSA, we provided marketing services to promote USAA membership, certain dealer incentive programs and loan subvention programs and have subsidized loan rate discount programs for USAA members who meet certain conditions. Under the Former USAA Agreement, for the year ended December 31, 2020, we made cash payments to USAA of  $10.4 million and received cash payments from USAA of  $10.8 million. Under the Former USAA Agreement, for the year ended December 31, 2020, 154,399 units, or approximately 20.1% of all units purchased from TrueCar Certified Dealers by TrueCar users, were matched to users of the Auto-Buying Program. We believe that the Former USAA Agreement was, and the TSA is, on terms no less favorable to us than we could have obtained from unaffiliated third parties. As a result of the wind-down of our partnership with USAA FSB under the TSA, the Auto-Buying Program represented a smaller share of

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our total units in 2020 than it did in 2019. We received a net payment of  $10,302,348 from USAA FSB in December 2020 as a result of the Transition Services Fee being offset against the revenue share payments to USAA FSB.
In connection with the Former USAA Agreement, we issued to USAA warrants to purchase shares of our common stock. In May 2014, we issued to USAA a warrant to purchase up to 1,458,979 shares of our common stock consisting of 392,313 shares of common stock with an exercise price of  $7.95 per share and 1,066,666 shares of common stock with an exercise price of  $15.00 per share. The shares issuable upon exercise of these warrants are subject to certain performance-based vesting conditions. The vesting conditions are based on the number of cars sold by TrueCar Certified Dealers to our users originating from the USAA Auto Program. The warrant includes a multiplier provision whereby the vesting accelerates faster based on achievement of higher sales milestones within a given month. At December 31, 2020, there were 509,642 warrants that were earned and outstanding. As a result of the termination of the USAA car-buying program on September 30, 2020, the warrant will expire on September 30, 2021.
Indemnification of Officers and Directors
Our Charter and Bylaws provide that we will indemnify our directors and officers, and may indemnify our employees and other agents, to the fullest extent permitted by Delaware law. Delaware law prohibits our Charter from limiting the liability of our directors for the following:
✓
any breach of the director’s duty of loyalty to us or to our stockholders;

✓
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

✓
unlawful payment of dividends or unlawful stock repurchases or redemptions; and

✓
any transaction from which the director derived an improper personal benefit.

In addition to the indemnification required in our Charter and Bylaws, we have entered into an indemnification agreement with each member of our Board. These agreements provide for the indemnification of our directors, officers and some employees for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these Charter and Bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
Policies and Procedures for Related-Party Transactions
Our audit committee has the primary responsibility for reviewing and approving or disapproving “related-party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our common stock, in each case since the beginning of the most recently completed year, and their immediate family members. Our audit committee charter provides that the audit committee shall review, approve or disapprove and oversee any related-party transactions.

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AUDIT COMMITTEE REPORT
This Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other TrueCar filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate it by reference therein.
The following is the report of the audit committee of our Board of Directors. The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2020 with our management. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP, our independent accountants, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC. The audit committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP.
Based on the audit committee’s review of the matters noted above and its discussions with our independent accountants and our management, the audit committee recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
Respectfully submitted by:
Robert Buce (Chair)
Barbara Carbone
Christopher Claus
Erin Lantz

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PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board consists of eight members. In accordance with our Charter, our Board is divided into three classes with staggered three-year terms. At the Annual Meeting, three directors will be elected for three-year terms.
Nominees
Our nominating committee recommended, and our Board approved, Michael Darrow, Barbara Carbone and Erin Lantz as nominees for election to the Board at the Annual Meeting. Each of the nominees is currently a director of the Company. If elected, the nominees will serve as directors until our annual meeting in 2024, and until a successor is qualified and elected or until his earlier resignation or removal. Please see “Executive Officers, Directors and Corporate Governance” in this proxy statement for information concerning the nominees.
Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each of Michael Darrow, Barbara Carbone and Erin Lantz. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Board. We are not aware of any reason that a nominee would be unable or unwilling to serve as a director.
Vote Required
Each director is elected by a plurality of the voting power of the shares present virtually or represented by proxy at the meeting and entitled to vote on the election of directors at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.
The Board unanimously recommends that stockholders vote “FOR” the election of each of Michael Darrow, Barbara Carbone and Erin Lantz as Class I directors to serve until the 2024 annual meeting of stockholders or until his or her successor is duly elected and qualified.

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PROPOSAL TWO: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and recommends that stockholders vote for ratification of that appointment. The audit committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year, notwithstanding the results of any vote and despite the fact it has already appointed PwC, if the audit committee believes that a change in our independent registered public accountant would be in our best interests and those of our stockholders. If our stockholders do not ratify this appointment, the audit committee may consider whether it should appoint another independent registered public accounting firm.
PwC served as our independent registered public accounting firm for the 2019 and 2020 fiscal years. We expect that representatives of PwC will be present at the virtual Annual Meeting to respond to appropriate questions and to make a statement if they so desire.
Principal Accounting Fees and Services
The following table sets forth all fees accrued or paid to PwC for the years ended December 31, 2019 and 2020:
	Fiscal Year
	2019	2020
Audit Fees	$2,356,309	$1,793,900
Audit-Related Fees	338,000	—
Tax Fees	173,547	216,961
All Other Fees	6,300	6,346
Total	$2,874,156	$2,017,207

Audit fees cover professional services provided by PwC in connection with the audit of our annual financial statements and an audit of the effectiveness of internal control over financial reporting, quarterly reviews of financial statements included in our annual reports on Form 10-K and quarterly reports on Form 10-Q and professional services rendered in connection with comfort letters, consents and reviews of other documents filed with the SEC.
Audit-related fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including due diligence activities relating to mergers and acquisitions and consultations concerning financial accounting and reporting standards.

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Tax fees cover tax services provided by PwC including detailed tax studies (Section 382 studies), tax planning projects, consultation, tax advice related to mergers and acquisitions, and tax compliance services.
All other fees cover license fees for accounting research and disclosure software.
Pre-approval Policy.  Under our audit committee’s charter, the audit committee is required to pre-approve all audit services and to pre-approve (or approve subsequently, where permitted by law) all non-audit and tax services performed by our independent registered public accounting firm in order to ensure that the provision of those services does not impair the public accounting firm’s independence. In fiscal years 2019 and 2020, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” that PwC billed were approved by the audit committee in accordance with the audit committee’s charter and other applicable legal requirements.
The audit committee has determined that PwC’s rendering of other professional services for tax compliance and tax advice is compatible with maintaining PwC’s independence.
Vote Required
The affirmative vote of the holders of a majority of the shares of our common stock present virtually or represented by proxy and entitled to vote on the matter is necessary to ratify the selection of PwC as our independent registered public accounting firm for fiscal year 2021. A share that abstains on this proposal is treated as a share present virtually or represented by proxy and entitled to vote and, therefore, will have the effect of a vote “against” ratifying PwC as our independent registered public accounting firm. Broker non-votes will have no effect on the outcome of the vote.
The Board, at the audit committee’s recommendation, recommends that stockholders vote “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

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PROPOSAL THREE: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.
This proposal, commonly referred to as a “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this proxy statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section entitled “Executive Compensation” of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the stockholders of TrueCar, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2021 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”
As an advisory vote, the result will not be binding on the Board or the compensation committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. The Board and the compensation committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.
The Board recommends a vote “FOR” the approval, on a non-binding advisory basis, of our executive compensation, as discussed in this proxy statement.
The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.
It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. You are, therefore, urged to submit your proxy or voting instructions at your earliest convenience.
BY ORDER OF THE BOARD OF DIRECTORS
Santa Monica, California
April 7, 2021

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PROXY STATEMENT
ANNEX A −
RECONCILIATION OF ADJUSTED EBITDA TO GAAP NET INCOME (LOSS)
This proxy statement contains information regarding Adjusted EBITDA, which is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States, or GAAP. We define Adjusted EBITDA as net income (loss) adjusted to exclude interest income, depreciation and amortization, stock-based compensation, income (loss) from equity method investment, certain restructuring costs, certain executive departure costs, certain transaction expenses, certain litigation costs, changes in the fair value of contingent consideration, goodwill impairment, other income, impairment of lease right-of-use assets and income taxes. As noted earlier in this proxy statement, all of our financial results discussed in this proxy statement include ALG’s results until the effective date of the divestiture on November 30, 2020 and exclude ALG’s results after that date. This method differs from that used in our public reporting, which, in line with accounting guidance, excludes ALG’s results from all periods as discontinued operations.
We have provided below a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure. Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. In addition, our Adjusted EBITDA measure may not be comparable to similarly titled measures of other organizations as they may not calculate Adjusted EBITDA in the same manner as we do.
We use Adjusted EBITDA as an operating performance measure as it is (i) an integral part of our reporting and planning processes; (ii) used by our management and Board to assess our operational performance, and together with operational objectives, as a measure in evaluating employee compensation and bonuses; and (iii) used by our management to make financial and strategic planning decisions regarding future operating investments. We believe that using Adjusted EBITDA facilitates operating performance comparisons on a period-to-period basis because it excludes variations primarily caused by changes in the excluded items noted above. In addition, we believe that Adjusted EBITDA is widely used by investors, securities analysts, rating agencies and other parties in evaluating companies as measures of financial performance and debt-service capabilities.

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The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for each of the periods presented:
	Year Ended December 31,
	2020	2019
	(in thousands)
Reconciliation of Net Income (Loss) to Adjusted EBITDA:
Net income (loss)	$76,544	$(54,890)
Non-GAAP adjustments:
Interest income	(633)	(3,495)
Depreciation and amortization	23,457	25,591
Stock-based compensation(1)	23,972	37,974
Share of net loss from equity method investment	1,989	1,280
Certain litigation costs(2)	(1,939)	1,575
Executive departure costs(3)	—	5,089
Restructuring charges(4)	8,514	3,280
Transaction costs(5)	—	1,926
Change in fair value of contingent consideration	182	300
Goodwill impairment(6)	10,187	—
Other income	(198)	—
Impairment of right-of-use (“ROU”) assets(7)	2,136	—
Provision for income taxes	768	289
Gain on sale of ALG(8)	(92,528)	—
Adjusted EBITDA	$52,451	$18,919

(1)
The excluded amounts include stock-based compensation of  $7.2 million incurred in 2019 associated with the acceleration of certain equity awards and the extension of the exercise period for certain vested stock options related to the departures of certain executives, including our former chief executive officer.

(2)
The excluded amounts relate to legal costs incurred in connection with complaints filed by non-TrueCar dealers and the California New Car Dealers Association against TrueCar and consumer class action lawsuits. For the year ended December 31, 2020, the excluded amount also includes a $2.0 million payment received from one of our insurance carriers in settlement of a lawsuit we brought in the fourth quarter of 2017 to recover insured legal fees. We believe the exclusion of these costs and recovery is appropriate to facilitate comparisons of our core operating performance on a period-to-period basis. Based on the nature of the specific claims underlying the excluded litigation matters, once these matters are resolved, we do not believe our operations are likely to entail defending against the types of claims raised by these matters.

(3)
The excluded amounts include $4.6 million in executive severance costs, as well as related recruiting fees of $0.5 million, associated with the separation of our former chief executive officer and the termination of executive-level employees in connection with the change in chief executive officer in 2019. We believe excluding the impact of these terminations and the associated chief executive officer recruiting fees is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of our ongoing operating results.

(4)
The excluded amounts represent charges associated with the restructuring plans undertaken in the second quarter of 2020 and first quarter of 2019 to improve efficiency and reduce expenses. We believe excluding the impact of these charges is consistent with our use of these non-GAAP measures as we do not believe they are a useful indicator of our ongoing operating results.

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(5)
The excluded amounts represent external legal, accounting, consulting and other third-party fees and costs we incurred in connection with the evaluation and negotiation of potential merger and acquisition transactions. These expenses are included in general and administrative expenses in our condensed consolidated statements of comprehensive income (loss). We consider these fees and costs, which are associated with potential merger and acquisition transactions outside the normal course of our operations, to be unrelated to our underlying results of operations and believe that their exclusion provides investors with a more complete understanding of the factors and trends affecting our business operations.

(6)
The excluded amount represents a non-cash impairment charge we recognized on our goodwill during the first quarter of 2020.

(7)
The excluded amount represents an impairment charge on our ROU assets associated with certain of our existing office locations. We consider these charges to be unrelated to our underlying results of operations and believe that their exclusion is appropriate to facilitate period-to-period operating performance comparisons.

(8)
The excluded amount represents the pre-tax gain on sale of  $92.5 million recognized upon the completion of the ALG divestiture in the fourth quarter of 2020.

Executive Officers

Michael Darrow
President and Chief
Executive Officer

Jantoon Reigersman
Chief Financial Officer

Jeff Swart
Executive Vice President,
General Counsel and Secretary

Board of Directors

Michael Darrow
President and Chief
Executive Officer
TrueCar, Inc.

Christopher Claus
Chairman of the Board
TrueCar, Inc.

Robert Buce
Chairman
Palisades Holdings

Barbara Carbone
Retired KPMG Audit Partner

Erin Lantz
Chief Revenue Officer
Ethos Life

Philip McKoy
EVP for Digital Transformation
UnitedHealthcare

John Mendel
Fmr EVP, Automobile Division
American Honda Motor Co.

Wesley Nichols
Partner
March Capital

Transfer Agent
Computershare
Telephone: 877. 373. 6374
Fax: 866. 519. 8563
International: 781. 575. 2879

Ticker Symbol
NASDAQ: TRUE

Mail
Computershare
PO BOX 505000
Louisville, KY 40233-5000

Courier
Computershare
462 South 4th Street,
Suite 1600
Louisville, KY 40202

Contact Us
Jantoon Reigersman
Chief Financial Officer
424. 258. 8008

TRUECAR, INC. 120 BROADWAY SUITE 200 SANTA MONICA, CA 90401 VOTE BY INTERNET Before The Meeting — Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the Meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting — Go to www.virtualshareholdermeeting.com/TRUE2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:       D44703-P52345 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TRUECAR, INC. For Withhold For All To withhold authority to vote for any individual The Board of Directors unanimously recommends you All All Except nominee(s), mark “For All Except” and write the       number(s) of the nominee(s) on the line below. vote FOR the following: 1.      Election of Directors Nominees: 01) Barbara Carbone 02) Michael Darrow 03) Erin Lantz The Board of Directors unanimously recommends you vote FOR proposals 2 and 3. 2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 3. Advisory vote to approve named executive officer compensation. NOTE: In their discretion, the proxies are authorized to vote upon such other business that may properly come before the Meeting or at any adjournment or postponement thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D44704-P52345 TRUECAR, INC. Annual Meeting of Stockholders May 20, 2021 8:30 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Jantoon Reigersman and Jeffrey Swart, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of TRUECAR, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, PDT on May 20, 2021, live via the Internet at www.virtualshareholdermeeting.com/TRUE2021 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side